As filed with the Securities and Exchange Commission on November  5, 1999
                                                Registration No.  333-
                                                                 333-         01
                                                                 ==============

=====================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                   Form S-3
            Registration Statement under the Securities Act of 1933
                            -----------------------



               SANDY SPRING BANCORP, INC.                                                       SANDY SPRING CAPITAL TRUST I
 (Exact name of Registrant as specified in its charter)                                    (Exact name of Registrant as specified
                                                                                                   in its trust agreement)
                        MARYLAND
             (State or other jurisdiction of                                                            DELAWARE
             incorporation or organization)                                                     (State or other jurisdiction of
                        _________                                                               incorporation or organization)
                                                                                                        _____________
                          6022
              (Primary Standard Industrial                                                                6719
               Classification Code Number)                                                      (Primary Standard Industrial
                                                                                                Classification Code Number)
                       52-1532952
                    (I.R.S. Employer                                                                    Applied for
                   Identification No.)                                                               (I.R.S. Employer
                                                                                                    Identification No.)

                           ________________________
                             17801 Georgia Avenue
                                Olney, Maryland
                                (301) 774-6400
(Address, including zip code, and telephone number, including area code, of
 Registrants' principal executive offices)
                           ________________________
                               Hunter R. Hollar
                     President and Chief Executive Officer
                          Sandy Spring Bancorp, Inc.
                             17801 Georgia Avenue
                                Olney, Maryland

(Name, address, including zip code, and telephone number, including area code, of agents for service)
                           ________________________
                                  Copies to:

              James I. Lundy, III, Esquire                                                            Norman B. Antin, Esquire
                 Noel M. Gruber. Esquire                                                              Jeffrey D. Haas, Esquire
             Kennedy, Baris & Lundy, L.L.P.                                                   Elias, Matz, Tiernan & Herrick L.L.P.
                       Suite P-15                                                                      734 15th Street, N.W.
                   4701 Sangamore Road                                                                Washington, D.C. 20005
                Bethesda, Maryland 20816



                           ________________________
       Approximate Date of Commencement of Proposed Sale to the Public:
  As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462 under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ] __________________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                                  CALCULATION OF REGISTRATION FEE
=================================================================================================================================
    Title of Each Class of Securities             Amount          Proposed Maximum     Proposed Maximum         Amount of
             to be Registered                      to be           Offering Price          Aggregate          Registration
                                                Registered           Per Unit(1)       Offering Price(1)         Fee(2)
---------------------------------------------------------------------------------------------------------------------------------
 Trust Preferred Securities of Sandy
 Spring Capital Trust I.................        $35,000,000            100%              $35,000,000             $9,730
---------------------------------------------------------------------------------------------------------------------------------
 Junior Subordinated Deferrable Interest
 Debentures of Sandy Spring Bancorp,            $35,000,000            100%              $35,000,000               N/A
 Inc.(2)
---------------------------------------------------------------------------------------------------------------------------------
 Sandy Spring Bancorp, Inc. Guarantee
 with respect to the Trust Preferred                N/A                N/A                  N/A                    N/A
 Securities(3)
 --------------------------------------------------------------------------------------------------------------------------------
     Total..............................        $35,000,000(4)         100%       $35,000,000(4)                 $9,730
=================================================================================================================================

(1)   Estimated solely for the purpose of computing the registration fee.
(2) No separate consideration will be received for the Junior Subordinated Deferrable Interest Debentures of Sandy Spring Bancorp, Inc. (the "Junior Subordinated Debentures") distributed upon any liquidation of Sandy Spring Capital Trust I.
(3) No separate consideration will be received for the Sandy Spring Bancorp, Inc. Guarantee.
(4) Such amount represents the liquidation amount of the Sandy Spring Capital Trust I Trust Preferred Securities and the principal amount of Junior Subordinated Debentures that may be distributed to holders of such Trust Preferred Securities upon any liquidation of Sandy Spring Capital Trust I.

                           ________________________

      The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                Subject to completion, dated November 5, 1999

                     1,400,000 Trust Preferred Securities

                         SANDY SPRING CAPITAL TRUST I

                    % Cumulative Trust Preferred Securities

             (Liquidation Amount $25 per Trust Preferred Security)
[LOGO]
                    Fully and Unconditionally Guaranteed by

                          Sandy Spring Bancorp, Inc.


         Sandy Spring Bancorp: We are a bank holding company that offers, through our subsidiary Sandy Spring National Bank of Maryland, a broad range of commercial and retail banking and trust services to our customers from offices in Montgomery, Howard, Anne Arundel and Prince George's counties in Maryland and Tyson's Corner, Virginia.

         Sandy Spring Capital Trust I is a subsidiary of Sandy Spring Bancorp and a statutory business trust created under Delaware law.

         The Offering: In this offering, the Trust will sell Trust Preferred Securities to the public and Common Securities to us; use the proceeds from these sales to buy an equal principal amount of ___% Junior Subordinated Debentures due ___________, 2029 issued by us, and distribute the future payments it receives on the Junior Subordinated Debentures to the holders of the Trust Preferred Securities and Common Securities.


    . The Trust Preferred Security will pay you cumulative cash distributions at an annual rate of % on March 31, June 30, September 30 and December 31 of each year, beginning , 1999. Distribution payments to you may be deferred for up to 20 consecutive calendar quarters.

    . The Trust Preferred Securities mature on          , 2029.

    . The Trust may redeem the Trust Preferred Securities, at a redemption price of $25 per Trust Preferred Security, plus accrued and unpaid distributions, on or after , 2004 and under other circumstances.

    . A brief description of the Trust Preferred Securities can be found under the heading "Summary" in this prospectus.

    . We intend to apply for listing of the Trust Preferred Securities on the Nasdaq National Market under the symbol "SASRP."

                           -------------------------

          There are certain risks you should consider before investing in the Trust Preferred Securities. See "Risk Factors" beginning on page __.

                           ------------------------

                                                                             Per Security      Total
                                                                             ------------      -----
Public Offering Price...................................................        $25.00      $35,000,000
Proceeds to the Trust...................................................        $25.00      $35,000,000

          Because the proceeds of the sale of the Trust Preferred Securities will be invested in the Junior Subordinated Debentures, we, as issuer of
      the Junior Subordinated Debentures, will pay the underwriters $    per
      Trust Preferred Security (or $    in the aggregate) as compensation.

          Neither the Securities and Exchange Commission nor any state securities commission has approved of anyone's investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          These securities are not savings accounts, deposits or obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

          The Trust Preferred Securities will be ready for delivery in book-
      entry form through The Depository Trust Company on or about        , 1999.

                           -------------------------

Legg Mason Wood Walker
      Incorporated
                         Wheat First Securities
                                                  Ferris, Baker Watts
                                                     Incorporated

                 The date of this prospectus is        , 1999

                                 [map]









We have not, and the underwriters have not, authorized any other person to provide you with information other than as provided in this prospectus. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these Trust Preferred Securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

                               TABLE OF CONTENTS

                                                                      Page
                                                                      ----

Summary............................................................     1
Selected Consolidated Financial and Other Data.....................     7
Risk Factors.......................................................     8
Caution About Forward Looking Statements...........................    12
Ratios of Earnings to Fixed Charges................................    13
Use of Proceeds....................................................    15
Capitalization.....................................................    16
Management.........................................................    14
Sandy Spring Capital Trust I.......................................    16
Description of Trust Preferred Securities..........................    17
Description of Junior Subordinated Debentures......................    29
Description of Guarantee...........................................    39
Book-Entry Issuance................................................    41
Relationship among the Trust Preferred
 Securities, the Junior Subordinated
 Debentures and the Guarantee......................................    43
Certain Federal Income Tax Consequences............................    44
ERISA Considerations...............................................    45
Underwriting.......................................................    48
Legal Matters......................................................    49
Experts............................................................    49
Where You Can Find More Information................................    49

                           -------------------------

                                    SUMMARY

     The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all the information you should consider. You also should read the more detailed information set out in this prospectus or incorporated in the
prospectus by  reference. See "Where You Can Find More Information" (page   ).
In this prospectus, "we," "our," and " us," refer to Sandy Spring Bancorp, Inc.


                              Sandy Spring Bancorp


   We are the holding company for Sandy Spring National Bank of Maryland. Founded in 1868, we are the oldest banking business native to Montgomery County, Maryland, and the fifth largest commercial banking organization headquartered in Maryland. At September 30, 1999, we had consolidated assets of $1.5 billion, deposits of $1.2 billion, and stockholders' equity of $110.0 million. Our common stock trades on the Nasdaq Stock Market's National Market under the symbol "SASR."

   We offer a broad range of commercial and retail banking and trust services through:
   . Sandy Spring National Bank's network of 30 community banking offices in Montgomery, Howard, Anne Arundel, and Prince George's counties in Maryland and in Tyson's Corner, Virginia;
   . The bank's subsidiaries, Sandy Spring Mortgage Corporation and Sandy Spring Insurance Corporation; and
   . Our web-based internet banking services for commercial, consumer, and trust services, first offered in 1997.

   Our assets and loans have increased at a compound annual growth rate of 13% since January 1, 1994. Our earnings increased at a compound annual growth rate of 16% from 1994 through 1998. Earnings for the first nine months of 1999 increased by 11% compared to the same period in 1998. In general, our increased earnings resulted from:
   .  Interest revenue growth from increased loans and investment securities;
   . Growth in fees and other noninterest revenues, reflecting management's continued focus on this area;
   .  Improvements in operating efficiency; and
   .  Sustained asset quality.
   See "Selected Consolidated Financial and Other Data" (page   ).

   We have increased our assets through internal growth and acquisitions. On September 26, 1999 we completed the acquisition of seven branches from another financial institution, along with approximately $216 million in deposits and a $34 million portfolio of consumer and commercial loans. In the past five years, we also have acquired a branch in Bethesda, Maryland and an $80 million asset bank headquartered in Annapolis, Maryland. We also expect to open a new community banking office in Edgewater in Anne Arundel County during the first quarter of 2000. We routinely explore opportunities for expansion of our core banking business and related activities.

   We are a community banking organization that focuses our lending and other services on businesses and consumers in our local market area. At September 30, 1999:
   . Commercial and commercial real estate loans accounted for 47% of our loan portfolio;
   . Residential mortgages were 31% of the portfolio; and . Consumer loans were 22% of the portfolio.
   Historically, we have experienced low levels of loan losses. Our annualized ratio of net loan charge offs to average loans was 0.03% for the first nine months of 1999 and 0.04% for the year 1998. Our ratio of nonperforming assets to total assets was 0.29% at September 30, 1999, compared to 0.13% at December 31, 1998, and 0.31% at September 30, 1998.

   Our management team is made up of experienced community bankers. On average, our executive management team has 17 years of banking experience. See "Management" (page ).

   Our principal office is located at 17801 Georgia Avenue, Olney, Maryland, and our telephone number is (301) 774-6400.

                         Sandy Spring Capital Trust I

   Sandy Spring Capital Trust I (the "Trust") is a statutory business trust that we formed under the Delaware Business Trust Act. The Trust is selling 1,400,000 Trust Preferred Securities in this offering. The Trust also will issue common trust securities ("Common Securities") to us. (The Trust Preferred Securities and the Common Securities are referred to in this prospectus as the "Trust Securities.")

   The Trust exists only to issue Trust Securities for cash, to invest the proceeds in an equivalent amount of % Junior Subordinated Deferrable Interest Debentures due , 2029 (the "Junior Subordinated Debentures") issued by us, and to engage in other activities that are necessary or incidental to the issuance of the Trust Securities and the investment in Junior Subordinated Debentures. The Trust does not have separate financial statements. We do not believe that the statements would be significant to you because the Trust is our direct, wholly owned subsidiary, has no independent operations, and exists solely for the reasons summarized above. We will pay all of the expenses of operating the Trust.

   The Trust's principal office is located at 17801 Georgia Avenue, Olney, Maryland, and its telephone number is (301) 774-6400.

                                  The Offering

Issuer of the Trust Preferred
Securities.................... Sandy Spring Capital Trust I, a Delaware
                               statutory business trust.

Securities offered............ 1,400,000 % Trust Preferred Securities, liquidation amount $25 per security. The Trust Preferred Securities represent preferred undivided beneficial interests in the Trust's assets, which will consist solely of the Junior Subordinated Debentures and payments under the Junior Subordinated Debentures.

                               The Trust will sell the Trust Preferred
                               Securities to the public and the Common
                               Securities to us. The Trust will use the proceeds from the sale of the Trust Securities to buy the Junior Subordinated Debentures from us.

Distributions................. The Trust Preferred Securities will pay cumulative cash distributions at a ___% annual rate. Distributions will accumulate from the date the Trust issues the Trust Preferred Securities, and will be paid quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning on December 31, 1999. Distributions on the Trust Preferred Securities may be deferred, as described below. The initial
                               cash distribution payable on              , 1999
                               will equal $             for each Trust Preferred
                               Security.  Subsequent cash distributions will
                               equal $            for each Trust Preferred
                               Security.

                               The record date for distributions on the Trust Preferred Securities will be one business day prior to the relevant distribution date for so long as the Trust Preferred Securities remain in book-entry form (if not in book-entry form, the record date will be the fifteenth day of the month in which the distributions are made).

Maturity...................... The Junior Subordinated Debentures will
                               mature on           , 2029. The Trust must redeem
                               the Trust Preferred Securities when the Junior Subordinated Debentures are paid on the maturity date. The Trust Preferred Securities will be redeemed at the same redemption price as the Junior Subordinated Debentures.

Redemption.................... We may redeem all or a part of the Junior
                               Subordinated Debentures on or after
                               , 2004 at a redemption price of $25 per Junior Subordinated Debenture, plus accrued and unpaid distributions.

                               In addition, we may redeem all of the Junior
                               Subordinated Debentures at our option:

                               . if certain tax events occur;

                               . if there is a change in the Investment Company
                                 Act of 1940 that requires the Trust to register under that law; or

                              . if there is a change in, among other things, the
                                regulatory capital adequacy guidelines that apply to us.

                              These circumstances are collectively referred to as "Special Events."

                              We will not redeem the Junior Subordinated
                              Debentures before they mature without approval by the regulatory agencies that supervise us if such approval is then required.

                              The Trust will use the cash proceeds of any redemption of the Junior Subordinated Debentures the liquidation amount for an equal amount of Trust Preferred Securities. The liquidation amount you will receive will be equal to the redemption price described above.

Deferral of distributions.... The Trust relies solely on payments made by us on the Junior Subordinated Debentures to pay distributions on the Trust Preferred Securities. If no event of default under the Junior Subordinated Debentures is continuing, we have the right, at one or more times, to defer interest payments on the Junior Subordinated Debentures for up to 20 consecutive calendar quarters, but not beyond the maturity date of the Junior Subordinated Debentures. If we defer interest payments on the Junior Subordinated Debentures:

                              . the Trust will also defer distributions on the
                                Trust Preferred Securities;

                              . your distributions will continue to accrue at an
                                annual rate of ___% of the liquidation amount of $25 per Trust Preferred Security; and

                              . you will accumulate additional distributions at
                                the same rate, compounded quarterly, on any unpaid distributions (to the extent permitted by law).

                              When a deferral period ends, we will be required to pay to the Trust all accumulated and unpaid interest due on the Junior Subordinated Debentures and, when the Trust receives this payment, it will be required to pay all accumulated and unpaid distributions on the Trust Securities.

                              If we defer payments of interest on the Junior Subordinated Debentures, the Trust Preferred Securities will be treated as having been issued with original issue discount for United States federal income tax purposes. This means that you will still be required to include income in your gross income for United States federal income tax purposes before you receive any corresponding cash distribution, even if you are a cash basis taxpayer.

                              We have agreed to certain restrictions if we exercise our right to defer interest payments. During any period in which we defer interest payments on the Junior Subordinated Debentures, we will not be permitted to (with limited exceptions described under "Description of Junior Subordinated Debentures--Option to Extend Interest Payment Date"):

                              . declare or pay dividends or make other
                                distributions on, redeem, purchase or acquire, or make liquidation payments with respect to, our capital stock;

                              . pay interest, principal or premium on, or repay,
                                repurchase or redeem any of our debt securities that rank equal with or junior to the Junior Subordinated Debentures, or make guarantee payments with respect to any of these securities.

Guarantee.................... We will fully and unconditionally guarantee the
                              Trust Preferred Securities based on:

                              . our obligations to make payments on the Junior
                                Subordinated Debentures;

                              . our obligations under a guarantee executed for
                                your benefit (the "Guarantee"); and

                              . our obligations under the Trust Agreement, which
                                sets forth the terms of the Trust Securities.

                              Instead, you or the property trustee may enforce the Trust's rights under the Junior Subordinated Debentures directly against us. If we do not make payments on the Junior Subordinated Debentures, the Trust will not have sufficient funds to make payments on the Trust Preferred Securities. The Guarantee does not cover payments when the Trust does not have sufficient funds.

Distribution of the Junior
Subordinated Debentures...... We may dissolve the Trust at any time and distribute the Junior Subordinated Debentures to you, subject to any required approval by the regulatory agencies that supervise us. If the Junior Subordinated Debentures are distributed, we will use our best efforts to list them on a national securities exchange or comparable automated quotation system.

Ranking...................... Our obligations under the Junior Subordinated
                              Debentures are unsecured and will rank junior in priority of payment to our current, and any future, senior and subordinated indebtedness and will be effectively subordinated to all existing and future liabilities and obligations of our subsidiaries, including Sandy Spring National Bank. As of September 30, 1999, we had no senior or subordinated indebtedness outstanding and our subsidiaries had total liabilities (excluding liabilities owed to us) of $1.4 billion. Our obligations under the Junior Subordinated Debentures will rank at least equal to other junior subordinated debentures issued or to be issued by us to similar trusts.

                              Our obligations under the Guarantee are unsecured and will rank in priority of payment:

                              . junior to all of our indebtedness, except for
                                those liabilities made equal or subordinate to the Junior Subordinated Debentures by their terms;

                              . at least equal to all other guarantees issued or
                                to be issued by us with respect to other similar trust preferred securities; and

                              . senior to our capital stock.

Limited voting rights........ Except in limited circumstances, you will have no voting rights as a holder of the Trust Preferred Securities.

Listing...................... We intend to apply for listing of the Trust
                              Preferred Securities on the Nasdaq National Market under the symbol "SASRP."

Book-entry................... The Trust Preferred Securities will be represented by a global security that will be deposited with and registered in the name of The Depository Trust Company, New York, New York or its nominee. This means that you will not receive a certificate for your Trust Preferred Securities.

Use of proceeds.............. The Trust plans to use the proceeds from the sale of the Trust Securities to purchase the Junior Subordinated Debentures from us. We intend to use the net proceeds from the sale of the Junior Subordinated Debentures for general corporate purposes, including capital contributions to Sandy Spring National Bank to increase its capital to levels maintained before our recent branch acquisition, and for working capital. Initially, we may use the net proceeds to make short-term investments.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

     The following selected historical financial and other data should be read in connection with the historical financial information and with the other financial information incorporated by reference in this prospectus. See "Where You Can Find More Information" (page ). The financial information for the interim periods ended September 30, 1999 and 1998 has not been audited, and, in the opinion of management, reflects all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of that data. The results of operations for the nine months do not necessarily indicate the results for the full year.

                                               At and for the
                                             nine months ended
                                               September 30,                   At and for the years ended December 31,
                                             -----------------         ------------------------------------------------------
                                             1999         1998         1998         1997     1996 (1)    1995 (1)    1994 (1)
                                             ----         ----         ----         ----     --------    --------    --------
                                                                          (in thousands, except per share data)
Results of Operations:
  Interest income                         $ 67,892     $ 62,391     $ 84,272     $ 75,565    $ 66,621    $ 62,115    $ 51,578
  Interest expense                          29,743       28,556       38,749       34,486      30,233      29,342      21,496
                                            ------       ------       ------       ------      ------      ------      ------
  Net interest income                       38,149       33,835       45,523       41,079      36,388      32,773      30,082
  Provision for credit losses                  741          542          552          986         308         180         212
                                            ------       ------       ------       ------      ------      ------      ------
  Net interest income after provision
    for credit losses                       37,408       33,293       44,971       40,093      36,080      32,593      29,870
 Noninterest income                          9,009        8,852       12,123        9,132       6,547       4,478       4,189
  Noninterest expenses                      27,984       25,079       34,053       29,442      25,344      22,424      21,462
                                            ------       ------       ------       ------      ------      ------      ------
  Income before taxes                       18,433       17,066       23,041       19,783      17,283      14,647      12,597
  Income taxes                               5,061        5,042        6,936        6,588       5,789       4,653       3,694
  Net income                              $ 13,372     $ 12,024     $ 16,105     $ 13,195    $ 11,494     $ 9,994     $ 8,903
                                          ========     ========     ========     ========    ========     =======     =======

Per Share Data:
  Basic net income per share                $ 1.39       $ 1.25       $ 1.67       $ 1.35      $ 1.18      $ 1.05      $ 0.95
  Diluted net income per share                1.39         1.24         1.66         1.34        1.18        1.04        0.94
  Dividends declared per share                0.56         0.45         0.63         0.47        0.39        0.32        0.27
  Book value per share at period end         11.43        11.50        11.57        10.77        9.85        9.02        7.86

Financial Condition (at period end):
  Assets                                $1,547,014   $1,241,848   $1,343,471   $1,121,333   $ 978,595   $ 876,203   $ 830,834
  Loans (2)                                774,326      610,286      624,412      558,893     523,166     492,540     457,052
  Securities                               635,295      520,603      595,099      453,249     356,695     285,839     304,704
  Deposits                               1,167,172      913,928      954,571      853,011     806,341     743,592     700,340
  Borrowings                               259,146      212,126      271,392      159,018      72,947      39,955      53,423
  Stockholders' equity                     109,992      110,611      110,937      104,675      96,581      86,941      73,766

Selected Ratios (for the period):
  Return on average assets (3)               1.34%        1.38%        1.36%        1.28%       1.27%       1.18%       1.14%
  Return on average equity (3)               16.22        15.14        15.02        13.25       12.81       12.37       12.24
  Net interest margin (3)                     4.39         4.54         4.40         4.42        4.45        4.32        4.31
  Efficiency ratio (4)                       55.17        54.54        55.21        56.82       55.27       56.96       59.11
  Dividend payout ratio                      40.29        36.29        37.95        35.07       33.05       30.77       28.72

Credit Quality Ratios:
  Allowance for credit losses to loans       1.03%        1.22%        1.18%        1.26%       1.22%       1.34%       1.46%
  Allowance for credit losses to
    nonperforming loans                        186          208          408          263         137         735         382
  Nonperforming loans to total loans (5)      0.55         0.59         0.29         0.48        0.89        0.18        0.38
  Nonperforming assets to total assets (6)    0.28         0.31         0.13         0.26        0.48        0.11        0.24
  Net charge-offs to average loans (3)        0.03         0.03         0.04         0.07        0.10        0.05        0.06

Capital Ratios:
  Average equity to average assets           8.02%        8.85%        9.02%        9.65%       9.90%       9.57%       9.28%
  Total capital to risk-weighted assets      12.13        16.01        15.67        17.07       17.56       17.67
  Tier I capital to risk-weighted assets     11.20        14.97        14.58        15.97       16.44       16.42
  Leverage ratio                              7.33         8.73         8.50         9.46       10.38       10.09

Ratio of Earnings to Fixed Charges: (7)
  Including interest on deposits             1.61X        1.59X        1.59X        1.57X       1.57X       1.50X       1.58X
  Excluding interest on deposits              2.89         3.39         3.31         4.23        7.59        6.12        8.48



(1) Data for 1994, 1995 and 1996 other than dividends per share have been retroactively adjusted to reflect the acquisition of Annapolis Bancshares, Inc. on August 29, 1996, which was accounted for as a pooling of interests transaction. Capital ratios for 1994 are not available.
(2) Loans are shown net of unearned income but before deduction of the allowance for credit losses.
(3) The ratios for the nine-month periods have been annualized.
(4) The efficiency ratio is calculated by dividing operating expenses by the sum of tax-equivalent net interest income and non interest income. The calculation excludes significant non-operating income and expense, including Y2K compliance cost, merger related expense, amortization of intangibles, and gains and losses on sales of loans and securities.
(5) Nonperforming loans consist of non-accrual loans, loans that are contractually past due by 90 days or more, and loans with restructured terms.
(6) Nonperforming assets consist of nonperforming loans and other real estate owned, net of reserves.
(7) See "Ratios of Earnings to Fixed Charges." (page    ).

                                  RISK FACTORS

     You should carefully read the following risk factors before you decide to buy any Trust Preferred Securities. You should also consider the other information in this prospectus and the documents that are incorporated by reference.

       Risks Related to an Investment in the Trust Preferred Securities

Payments on the Trust Preferred Securities are entirely dependent on our making payments on the Junior Subordinated Debentures. We will make payments under the Guarantee only if the Trust has cash available.

     The Trust's ability to pay distributions (including the $25 per Trust Preferred Security liquidation distribution) is entirely dependent on our making the related payments on the Junior Subordinated Debentures when due. If we do not make payments on the Junior Subordinated Debentures, the Trust will not have sufficient funds to pay distributions or the $25 per Trust Preferred Security liquidation amount. Because the Guarantee does not cover payments when the Trust does not have sufficient funds, you will not be able to rely upon the Guarantee for payment of these amounts. Instead, you may directly sue us or seek other remedies to collect your pro rata share of payments owed or rely on the property trustee to enforce the Trust's rights under the Junior Subordinated Debentures directly against us.

The Trust's ability to make payments on the Trust Preferred Securities depends on our ability to make payments on the Junior Subordinated Debentures.

     The Junior Subordinated Debentures and the Guarantee will be our obligations only. The Trust will be unable to make payments to you if we do not receive sufficient funds from our subsidiaries to allow us to pay interest on or principal of the Junior Subordinated Debentures.

     We are a bank holding company regulated by the Board of Governors of the Federal Reserve System and substantially all of our assets are held by our subsidiaries. Our ability to make payments on the Junior Subordinated Debentures depends primarily on the results of operations of our subsidiaries and their ability to provide funds to us. Our subsidiaries are separate and distinct legal entities and have no obligations to pay any amounts due under the Junior Subordinated Debentures or to make funds available, whether by dividend, loan or otherwise, for such purpose. In addition, there are various legal limitations on the extent to which certain of our subsidiaries may extend credit, pay dividends or otherwise supply funds to, or engage in transactions with, us or some of our subsidiaries.

     Our right to participate in any distribution of the assets of any subsidiary, including the bank, upon a subsidiary's liquidation or reorganization or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent that we may be recognized as a creditor of that subsidiary. As a result, the Junior Subordinated Debentures and the Guarantee will be effectively subordinated to all existing and future liabilities of our subsidiaries. As of September 30, 1999, our subsidiaries had total liabilities (excluding liabilities owed to us) of $1.4 billion. Holders of the Junior Subordinated Debentures and beneficiaries of the Guarantee should look only to our assets for payments on the Junior Subordinated Debentures or under the Guarantee, as the case may be. There is no limit under the Trust Preferred Securities, the Junior Subordinated Debentures or the Guarantee as to our ability or our subsidiaries' ability to incur additional indebtedness.

Our obligations under the Guarantee and the Junior Subordinated Debentures will be subordinated in right of payment to our current and future senior and subordinated indebtedness.

     Our obligations under the Guarantee are unsecured and will rank in priority of payment:

 .         junior to all of our indebtedness, except for those liabilities made equal or subordinate to the Guarantee by their terms;

 .         equal to all other guarantees issued or to be issued by us with respect to other similar trust preferred securities; and

 .         senior to our capital stock.

     This means that we cannot make any payments on the Guarantee if we default on a payment of any of our other liabilities, except those liabilities, which, by their terms, rank equal with or subordinate to the Guarantee. In the event of our bankruptcy, liquidation or dissolution, our assets would be available to pay obligations under the Guarantee only after all payments have been made on our other liabilities, except those liabilities, which, by their terms, rank equal with or subordinate to the Guarantee.

     Our obligations under the Junior Subordinated Debentures are unsecured and will rank junior in priority of payment to our current and future senior and subordinated indebtedness, and will be effectively subordinated to all existing and future liabilities and obligations of our subsidiaries, including the bank. This means that we cannot make any payments of principal (including redemption payments) or interest on the Junior Subordinated Debentures if we default on a payment on any of our senior indebtedness or subordinated indebtedness. In the event of our bankruptcy, liquidation or distribution, our assets would be available to pay obligations under the Junior Subordinated Debentures only after all payments have been made on our senior indebtedness and our subordinated indebtedness. There is no limit under the Trust Preferred Securities, the Junior Subordinated Debentures or the Guarantee on our ability to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to the Junior Subordinated Debentures and the Guarantee.

If we defer interest payments there will be adverse tax consequences for you and this may affect the trading price for the Trust Preferred Securities.

     At any time that there is no event of default under the Junior Subordinated Debentures, we have the right to defer interest payments one or more times on the Junior Subordinated Debentures for up to 20 consecutive calendar quarters, but not beyond the maturity date of the Junior Subordinated Debentures.

  If we defer interest payments on the Junior Subordinated Debentures, the Trust will also defer distributions on the Trust Preferred Securities. During a deferral period, you will be required to accrue income (in the form of original issue discount) for United States federal income tax purposes in an amount equal to the interest that accrues on your pro-rata share of the Junior Subordinated Debentures held by the Trust. As a result, you must include the accrued but unpaid income in your gross income for United States federal income tax purposes before you receive cash, even if you are a cash basis taxpayer. You will not receive the cash related to any accrued and unpaid interest from the Trust if you sell the Trust Preferred Securities before the end of the deferral period. The Trust Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the Junior Subordinated Debentures.

     During a deferral period, your tax basis in the Trust Preferred Securities will increase by the amount of accrued but unpaid distributions. If you sell the Trust Preferred Securities during a deferral period, your increased tax basis will decrease the amount of any capital gain or increase the amount of any capital loss that you may have otherwise realized on the sale. A capital loss, except in certain limited circumstances, cannot be applied to offset ordinary income. As a result, deferral of distributions could result in ordinary income, and a related tax liability for the holder, and a capital loss that may only be used to offset a capital gain.

     We do not currently intend to exercise our right to defer interest payments on the Junior Subordinated Debentures. However, if we exercise our right in the future, we expect that the market price of the Trust Preferred Securities would be adversely affected. If you sell the Trust Preferred Securities during a deferral period, you may not receive the same return on your investment as someone who continues to hold the Trust Preferred Securities.

We may redeem the Trust Preferred Securities at any time upon the occurrence of a Special Event.

     If a Special Event occurs, we may elect to redeem all of the Junior Subordinated Debentures. A Special Event means a Tax Event, an Investment Company Event or a Regulatory Capital Event and is more fully described under "Description of Trust Preferred Securities--Redemption" and defined under "Description of Trust Preferred Securities - Definitions." If there is a Special Event and we elect to redeem the Junior Subordinated Debentures, we must do so within 90 days of the Special Event, and the Trust must redeem the Trust Preferred Securities at a redemption price equal to the liquidation amount of $25 per Trust Preferred Security, plus accrued and unpaid distributions. We may exercise this right only if we receive any required approval by the regulatory agencies that supervise us.

Some or all of the Trust Preferred Securities may be redeemed on or after ________________, 2004.

     We may redeem some or all of the Junior Subordinated Debentures on or after , 2004, which will cause an equal amount of the Trust Preferred Securities to be redeemed simultaneously with the redemption of the Junior Subordinated Debentures. If less than all of the Junior Subordinated Debentures are redeemed, the Trust must redeem an amount of Trust Preferred Securities having an aggregate liquidation value equal to the principal amount of the Junior Subordinated Debentures that have been redeemed. We can exercise this right only if we receive any required approval by the regulatory agencies that supervise us. You should assume that we will exercise our redemption option if we are able to refinance our obligations at a lower interest rate or if it is otherwise in our interest to redeem the Junior Subordinated Debentures.

Distribution of the Junior Subordinated Debentures could adversely affect the market price for the Trust Preferred Securities and have tax consequences for you.

     We may dissolve the Trust at any time before the maturity of the Junior
Subordinated Debentures on                  , 2029.  As a result, the Trustees
may distribute the Junior Subordinated Debentures to the holders of Trust Preferred Securities. Although we have agreed to use our best efforts to list the Junior Subordinated Debentures on a national securities exchange or comparable automated quotation system if this occurs, there can be no assurance that the Junior Subordinated Debentures will be approved for listing or that a trading market will exist for the Junior Subordinated Debentures.

     We cannot predict the market prices for the Junior Subordinated Debentures if they are distributed. Accordingly, the Junior Subordinated Debentures that you receive upon a distribution, or the Trust Preferred Securities you hold pending such a distribution, may trade at a price that is less than the price you paid for the Trust Preferred Securities. Because you may receive Junior Subordinated Debentures, you must also make an investment decision with regard to the Junior Subordinated Debentures. You should carefully review all the information regarding the Junior Subordinated Debentures contained in this prospectus.

     Under current United States federal income tax laws, a distribution of the Junior Subordinated Debentures to you upon the dissolution of the Trust would not be a taxable event to you. Nevertheless, if the Trust is classified for United States federal income tax purposes as an association taxable as a corporation at the time it is dissolved, the distribution of the Junior Subordinated Debentures would be a taxable event to you.

The holders of the Trust Preferred Securities and the Junior Subordinated Debentures are not protected by covenants in the Indenture or the Trust Agreement.

     The Indenture, which contains the terms of the Junior Subordinated Debentures, and the Trust Agreement, which contains the terms of the Trust Securities, do not include financial or other terms that protect holders of Junior Subordinated Debentures or Trust Preferred Securities if we experience significant adverse changes in our financial condition or results of operations. In addition, the Indenture and the Trust Agreement do not limit our ability or the ability of our subsidiaries to incur additional indebtedness, including indebtedness that ranks senior to the Junior Subordinated Debentures and the Guarantee.

You will have limited voting rights.

     As a holder of Trust Preferred Securities, you will have voting rights only in limited circumstances. Your voting rights will relate only to the modification of the Trust Preferred Securities and the exercise of the Trust's rights as holder of the Junior Subordinated Debentures. In general, only we can replace or remove any of the Trustees. Together with the property trustee, the administrative trustees, we may amend the Trust Agreement without your consent for certain things, including to ensure that the Trust will be classified for United States federal income tax purposes as a grantor trust. You will have no voting rights on matters submitted to a vote of our stockholders. However, if an event of default under the Trust Agreement is continuing, the holders of at least a majority in aggregate liquidation amount of the Trust Preferred Securities may replace the property trustee and the Delaware trustee.

Potential tax law changes could require us to redeem the Trust Preferred Securities.

     From time to time, certain tax law changes have been proposed that would deny interest deductions to corporate issuers of debt instruments with terms that include certain of the terms of the Junior Subordinated Debentures. In addition, the Internal Revenue Service ("IRS") has in the past challenged taxpayers' treatment as indebtedness of securities issued with characteristics similar to the Junior Subordinated Debentures. To date, such tax law change proposals have not been enacted and the only known challenge that has advanced as far as litigation was settled short of trial, with resolution favorable to the taxpayer's position. However, if any similar tax law change were enacted or any such challenge by the IRS were upheld, such event could give rise to a Tax Event (as defined under "Description of Trust Preferred Securities--Redemption") which could result in an early redemption of the Trust Preferred Securities.

There may be no active or liquid market for the Trust Preferred Securities.

     We plan to have the Trust Preferred Securities quoted on the Nasdaq National Market. We cannot predict whether an active and liquid trading market for the Trust Preferred Securities will develop or whether a continued quotation of the Trust Preferred Securities will be available on the Nasdaq National Market. Although the underwriters have informed the Trust and us that they intend to make a market in the Trust Preferred Securities, the underwriters are not obligated to do so and any such market-making activity may be terminated at any time without notice. Future trading prices of the Trust Preferred Securities will depend on many factors including, among other things, prevailing interest rates, our operating results and financial condition, and the market for similar securities.

                              Risks Relating to Us

Changes in interest rates could reduce our profitability.

     Our ability to make a profit, like that of most financial institutions, substantially depends upon our net interest income, which is the difference between the interest income we earn on our interest-earning assets (such as loans and investment securities) and the interest expense we pay on our interest-bearing liabilities (such as deposits and borrowings). Certain assets and liabilities, however, may react in different degrees to changes in market interest rates. Further, interest rates on some types of assets and liabilities may fluctuate prior to changes in broader market interest rates, while rates on other types may lag behind. Additionally, some of our assets, such as adjustable-rate mortgages, have features, including payment and rate caps, that restrict changes in their interest rates.

     Factors such as inflation, recession, unemployment, money supply, international disorders, instability in domestic and foreign financial markets, and other factors beyond our control may affect interest rates. Changes in market interest rates also will affect the level of voluntary prepayments on our loans and the receipt of payments on our mortgage-backed securities, resulting in the receipt of proceeds that may be reinvested at a lower rate than the loan or mortgage-backed security being prepaid. Although we pursue an asset-liability management strategy designed to control our risk from changes in market interest rates, changes in interest rates can still have a material adverse effect on our profitability.

Our allowance for credit losses may be inadequate to cover losses actually incurred, which could affect our ability to make payments on the Junior Subordinated Debentures.

     We maintain an allowance for credit losses in an amount we believe is sufficient to provide for known and inherent risks in our loan portfolio. At any time, there are loans included in our loan portfolio that may result in losses, but that have not been identified as nonperforming or potential problem loans. We have procedures that we use to help us identify potential problem loans at a time when they can be worked out with minimal loss. However, we cannot be sure that we will be able to identify deteriorating loans before they become nonperforming assets, or that we will be able to limit losses on those loans that are identified. If Sandy Spring National Bank incurs actual losses on its loans in excess of its allowance for credit losses, it may have insufficient income to extend credit, pay dividends or otherwise supply funds to us. If this occurs, we may be unable to make payments of interest and principal on the Junior Subordinated Debentures, and the Trust may be unable to make payments of interest and principal to you.

Changes in local economic conditions could reduce our income and growth, and could lead to higher levels of problem loans and charge-offs.

     Our lending operations are concentrated in Montgomery, Howard, Ann Arundel and Prince George's Counties in Maryland. Adverse changes in economic conditions in these areas, or the neighboring areas of Washington, D.C. and its Virginia suburbs or Baltimore, Maryland and its suburbs could hurt our ability to collect loans, could reduce the demand for loans, and otherwise could negatively affect our performance and financial condition.

We compete with others for business.

     We compete for loans, deposits, and investment dollars with other banks and other kinds of financial institutions and enterprises, such as securities firms, insurance companies, savings and loan associations, credit unions, mortgage brokers, and private lenders, many of which have substantially greater resources than ours. In addition, non-depository institution competitors are generally not subject to the extensive regulation applicable to us and Sandy Spring National Bank. The differences in resources and regulation may make it harder for us to compete profitably, reduce the rates that we can earn on loans and investments, increase the rates we must offer on deposits and other funds, and adversely affect our financial condition and earnings.

Our future profits will be affected by the integration of seven new branches acquired in September 1999 into our banking operations.

     Our future profits will be affected by our ability to retain the branch deposits acquired in September 1999, to generate revenues from the new branch locations and the loans we acquired, to manage the costs associated with the acquired branch offices, and otherwise to successfully integrate the new branches into our operations.

The year 2000 problem may have significant adverse effects on us and our customers.

     Many computer programs now in use have not been designed to properly recognize years after 1999. If not corrected, these programs could fail or create erroneous results after December 31, 1999. This year 2000 ("Y2K") issue affects the entire banking industry because of the industry's reliance on computers and other equipment that uses computer chips, and may have significant effects on banking customers, bank regulators, and the general economy.

     We established a Y2K plan to prevent or limit adverse effects of the Y2K issue on us and our customers. We believe implementation of our plan is substantially complete However, our belief that we, and our principal suppliers of software and data processing services, will achieve Y2K compliance, is based on assumptions that may not prove accurate, and on statements made by our data processing suppliers and other third parties, and is therefore subject to uncertainty. Although we have undertaken a customer awareness program, customer concerns about the Y2K issue may adversely impact us. The actual effects on our individual customers, on governmental authorities that regulate us, on the financial markets and economy in general, and any resulting consequences to us, cannot be estimated with any assurance. Because of these uncertainties, we cannot be certain that Y2K compliance will be achieved.

  Failure to achieve Y2K compliance by us, our principal software suppliers, the payments system of banks and the Federal Reserve System, and the telecommunications and power suppliers upon which we and they rely, could cause disruptions in services to our customers. Failure by our borrowers to achieve Y2K compliance could have adverse financial effects on them, and make it more difficult for them to pay their loans, which in turn could result in reduced income or additional loan losses for us.

Government regulation significantly affects our business.

     The banking industry is heavily regulated. Banking regulations are primarily intended to protect the federal deposit insurance funds and depositors, not shareholders. Sandy Spring National Bank is subject to regulation and supervision by the Office of the Comptroller of the Currency. We are subject to regulation and supervision by the Board of Governors of the Federal Reserve System. The burden imposed by federal and state regulations puts banks and bank holding companies at a competitive disadvantage compared to less regulated competitors such as finance companies, mortgage banking companies and leasing companies. Changes in the laws, regulations and regulatory practices affecting the banking industry could impose additional costs on us, could hurt our ability to compete profitably with other financial institutions, or could have other material adverse effects on us.




                    CAUTION ABOUT FORWARD LOOKING STATEMENTS

     We make forward looking statements in this prospectus that are subject to risks and uncertainties. These forward looking statements include:

 .    Statements of goals, intentions, and expectations;
 .    Estimates of risks and of future costs and benefits;
 .    Statements of the ability to achieve "Y2K" compliance; and
 .    Statements of the ability to achieve financial and other goals.

     These forward looking statements are subject to significant uncertainties because they are based upon or are affected by:
 . Our estimates and projections of future interest rates and other economic conditions;
 . Statements by suppliers of data processing equipment and services, government agencies, and other third parties as to "Y2K" compliance and costs;
 .  Future laws and regulations; and
 .  A variety of other matters.

     Because of these uncertainties, the actual future results may be materially different from the results indicated by these forward looking statements. In addition, our past results of operations do not necessarily indicate our future results.


                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following table shows our consolidated ratios of earnings to fixed charges for the indicated periods.

                             At and for the
                           nine months ended
                              September 30,    At and for the years ended December 31,
                           -----------------   --------------------------------------
                              1999    1998      1998    1997    1996    1995    1994
                              ----    ----      ----    ----    ----    ----    ----

Ratios of earnings to
  fixed charges:
  Including interest on
    deposits                  1.61X   1.59X    1.59X    1.57X   1.57X   1.50X   1.58X
  Excluding interest on
    deposits                  2.89    3.39     3.31     4.23    7.59    6.12    8.48

     For purposes of computing the ratios of earnings to fixed charges, earnings represent income (loss) before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. Fixed charges include gross interest expense (excluding interest on deposits in one case and including that interest in the other) and one-third of rent expenses, which approximates the interest expense of those charges.

                                   MANAGEMENT


Name                                                                      Age                    Position
------------------------------------------------------------------------  ---  --------------------------------------------

Hunter R. Hollar                                                           50  President and Chief Executive
                                                                               Officer of Sandy Spring
                                                                               Bancorp ( "Sandy Spring") and
                                                                               Sandy Spring National Bank
James H. Langmead                                                          49  Vice President and Treasurer of Sandy Spring
                                                                               and Executive Vice President and Chief
                                                                               Financial Officer of the bank
Lawrence T. Lewis, III                                                     50  Executive Vice President of the
                                                                               bank
Frank H. Small                                                             53  Executive Vice President of the
                                                                               bank
James R. Farmer                                                            48  Senior Vice President of the
                                                                               bank
Stanley L. Merson                                                          43  Senior Vice President of the
                                                                               bank and
                                                                               President, Sandy Spring
                                                                               Mortgage Corporation
Sara E. Watkins                                                            43  Senior Vice President of the
                                                                               bank

     The principal occupations and business experience of each of our executive officers are shown below.

     Hunter R. Hollar is President and Chief Executive Officer and a director of Sandy Spring and the bank. From 1990 and until 1993, Mr. Hollar served as President of Sandy Spring and Chief Operating Officer of the bank. He began his banking career in 1972. Prior to joining Sandy Spring, Mr. Hollar served in various positions with Dominion Bancshares, including Regional Executive Officer of Dominion Bank of Shenadoah Valley, N.A. and Senior Vice President and Senior Credit Officer of Dominion Bank of Richmond, N.A. He is active in state and local civic associations. He serves as a member of the Maryland Chamber of Commerce Strategic Planning Task Force, the Board of the Maryland Bankers Association and of the Board of Trustees of the Maryland Bankers Association School of Bank Management, and is Chairman of Maryland Bank Services, Inc. (an affiliate of the Maryland Bankers Association). He is Chair of the Board of Montgomery General Hospital, and is a member of the boards of the Montgomery County Chamber of Commerce, the Easter Seal Society, the Strathmore Hall Arts Center, and St. Johns Episcopal School of Olney, Maryland.

     James H. Langmead, CPA, is the Vice President and Treasurer of Sandy Spring, and Executive Vice President and Chief Financial Officer of the bank. Previously, Mr. Langmead served in various positions with Sandy Spring and the bank, including Senior Vice President and Controller of the bank. His banking career began in 1971. Prior to joining the bank in 1992, Mr. Langmead was Executive Vice President and Chief Financial Officer of the Bank of Baltimore. He is a member of the Financial Executives Institute and is Trustee and Treasurer of the Sandy Spring Museum.

     Lawrence T. Lewis is Executive Vice President of the bank with responsibility for lending, investment, and trust activities. He began his employment with the bank in 1996 as Senior Vice President. From January 1984 to December 1995, Mr. Lewis was a managing director of Clark Melvin Securities Corporation. From 1979 to 1984, he served as Senior Vice President for institutional sales at the predecessor to Ferris, Baker, Watts. His prior commercial banking career, which included service as Senior Vice President with responsibility for the investment portfolio at Maryland National Bank, began in 1972.

     Frank H. Small is Executive Vice President of the bank with responsibility for the branch system, operations, technology management, and electronic banking. His banking career began in 1969. Before joining the bank in 1990, Mr. Small was Vice President in charge of branch operations at Equitable Bank, N.A. and Maryland National Bank.

     James R. Farmer became a Senior Vice President of the bank in 1994. Prior to that, Mr. Farmer was Vice President of the bank. Mr. Farmer has been employed by the bank since 1979.

     Stanley L. Merson is President of Sandy Spring Mortgage Corporation and a Senior Vice President of the bank. Mr. Merson has served in various positions with the bank since 1982, including Vice President of the Commercial Loan Department.

     Sara E. Watkins became a Senior Vice President of the bank in 1997. Prior to that, Ms. Watkins was Vice President and Branch Administrator of the bank (from June 1994) and Vice President and Region Manager of the bank (from April
1992).

                                 USE OF PROCEEDS

     All of the proceeds from the sale of the Trust Preferred Securities together with proceeds of the Common Securities will be invested by the Trust in the Junior Subordinated Debentures to be issued by us. We intend to use the estimated net proceeds from the sale of the Junior Subordinated Debentures of
approximately $          million for general corporate purposes, including
capital contributions to Sandy Spring National Bank to increase its capital to levels maintained before our recent branch acquisition, and for working capital. Initially, the net proceeds may be used to make short-term investments.

                                 CAPITALIZATION

     The following table shows our unaudited consolidated capitalization as of September 30, 1999, and our capitalization on a pro forma basis as if the sale of the Trust Preferred Securities, the issuance of the Junior Subordinated Debentures and the application of the estimated net proceeds as described in "Use of Proceeds" occurred on September 30, 1999. You should also read the more detailed information included or incorporated by reference in this prospectus, including the financial statements and related notes.

                                                                                   At September 30, 1999
                                                                                  -----------------------
                                                                                  Actual        Pro Forma
                                                                                  ------        ---------
                                                                          (dollars in thousands, except per share)
Guaranteed preferred beneficial interests in Sandy Spring Bancorp, Inc.
  subordinated debentures                                                       $     --         $

Stockholders' Equity:
  Common stock--par value $1.00; shares authorized 15,000,000;
    shares issued and outstanding 9,626,090                                     $  9,626            9,626
  Surplus                                                                         23,928           23,928
  Retained earnings                                                               84,305           84,305
  Accumulated other comprehensive income                                          (7,867)          (7,867)
                                                                                --------         --------
  Total Stockholders' Equity                                                    $109,992         $109,992
                                                                                ========         ========
Capital Ratios:
  Total capital to risk-weighted assets (1)                                        12.13%
  Tier I capital to risk-weighted assets (1)                                       11.20
  Leverage ratio (1) (2)                                                            7.33

________________

(1) The total risk-based capital ratio, as adjusted, is computed including the total estimated net proceeds from the sale of the Preferred Securities. Federal Reserve guidelines limit the amount of the Preferred Securities and cumulative perpetual preferred stock included in Tier 1 capital to an aggregate of 25% of Tier 1 capital, and accordingly the leverage and Tier 1 capital ratios, as adjusted, are computed excluding $8,726,000 of the Preferred Securities. Pro Forma risk-weighted capital ratios assume that net proceeds of the offering of the Preferred Securities are invested in assets in the 20% risk weight category.
(2) The leverage ratio is Tier 1 capital divided by quarterly average total assets less intangibles.

  The Federal Reserve has allowed cumulative preferred stock meeting certain criteria and issued by subsidiaries of bank holding companies to be included as Tier 1 capital for purposes of regulatory capital calculations, up to a maximum, along with other cumulative preferred stock issued by the bank holding company, of 25% of Tier 1 capital. We believe the Trust Preferred Securities will meet the Federal Reserve's criteria for inclusion in Tier 1 capital, subject to such 25% limitation.


                          SANDY SPRING CAPITAL TRUST I

     The Trust is a statutory business trust formed under Delaware law upon the filing of a certificate of trust with the Delaware Secretary of State. The Trust will be governed by the terms of the Amended and Restated Declaration of Trust (the "Trust Agreement"), which will be qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Trust exists for the exclusive purposes of (i) issuing and selling the Trust Securities, (ii) using the proceeds from the sale of Trust Securities to acquire the Junior Subordinated Debentures and (iii) engaging in other activities that are incidental or necessary to these purposes. The Junior Subordinated Debentures will be the sole assets of the Trust, and, accordingly, payments under the Junior Subordinated Debentures will be the sole revenues of the Trust.

     All of the Common Securities will be owned by us. We will acquire Common Securities with a $25 liquidation amount, equal to at least 3% of the total capital of the Trust. While the Common Securities will have terms equal in priority of payment with the Trust Preferred Securities, if we default on the Junior Subordinated Debentures, then cash distributions and liquidation, redemption and other amounts payable on the Common Securities will be subordinated to the Trust Preferred Securities in priority of payment.

     The Trust has a term of approximately 31 years, but may be dissolved earlier as provided in the Trust Agreement. The Trust's business and affairs are conducted by the Issuer Trustees, who are appointed by us as holder of the Common Securities. The trustees for the Trust will be The Bank of New York, as the Property Trustee (the "Property Trustee"), The Bank of New York (Delaware), as the Delaware Trustee (the "Delaware Trustee") and three Administrative Trustees who are our officers (each, an "Administrative Trustee" and collectively, the "Administrative Trustees"). The Property Trustee, the Delaware Trustee and the Administrative Trustees are collectively referred to as the "Issuer Trustees" in this prospectus. The Property Trustee will act as sole indenture trustee under the Trust Agreement. The Bank of New York will also act as trustee under the Guarantee and the Indenture. The duties and obligations of each Issuer Trustee are governed by the Trust Agreement. The holder of the Common Securities of the Trust or, if an event of default under the Trust Agreement has occurred and is continuing, the holders of not less than a majority in liquidation amount of the Trust Preferred Securities, will be entitled to appoint, remove or replace the Property Trustee and/or the Delaware Trustee. In no event will the holders of the Trust Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees, whose voting rights will be vested exclusively in the holder of the Common Securities.

     We will pay all fees, expenses, debts and obligations related to the Trust and the offering of the Trust Preferred Securities and will pay, directly or indirectly, all ongoing costs and expenses of the Trust, except the Trust's obligations with respect to the Trust Preferred Securities and the Common Securities.

     For financial reporting purposes, the Trust will be treated as our subsidiary and, accordingly, the accounts of the Trust will be included in our Consolidated Financial Statements. We will present the Trust Preferred Securities as a separate line item in our consolidated Statement of Financial Condition entitled, "Guaranteed preferred beneficial interests in Sandy Spring Bancorp, Inc. subordinated debentures," and we will include appropriate disclosures about the Trust Preferred Securities, the Guarantee and the Junior Subordinated Debentures in the notes to our Consolidated Financial Statements. For financial reporting purposes, we will record distributions payable on the Trust Preferred Securities as "minority interest income of subsidiaries" in our Consolidated Statements of Operations.

                   DESCRIPTION OF TRUST PREFERRED SECURITIES

     This summary of certain provisions of the Trust Preferred Securities, the Common Securities and the Trust Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Trust Agreement, including the definitions therein of certain terms, and the Trust Indenture Act. The form of the Trust Agreement has been filed as an exhibit to the Registration Statement of which this prospectus forms a part.
The Trust Agreement will be qualified under the Trust Indenture Act. The Property Trustee will act as the indenture trustee (the "Debenture Trustee") for purposes of complying with the Trust Indenture Act.

General

     The Trust will issue the Trust Preferred Securities pursuant to the terms of the Trust Agreement. We will own all of the Common Securities. The Trust Preferred Securities will represent preferred undivided beneficial interests in the assets of the Trust. The holders of the Trust Preferred Securities will be entitled to a preference in certain circumstances with respect to Distributions (as defined below) and amounts payable on redemption or liquidation over the Common Securities, as well as other benefits as described in the Trust Agreement. The Trust Agreement prohibits the issuance by the Trust of any securities other than the Trust Securities or the incurrence of any indebtedness by the Trust.

     The Trust Preferred Securities will rank equal in priority of payment, and payments will be made thereon pro rata with the Common Securities except under certain circumstances. See "--Subordination of Common Securities." Legal title to the Junior Subordinated Debentures will be held by the Property Trustee in trust for the benefit of the holders of the Trust Securities. The Guarantee will not guarantee payment of Distributions or amounts payable on redemption of the Trust Preferred Securities or liquidation of the Trust when the Trust does not have funds on hand legally available for such payments.

Distributions

     Payment of Distributions. Distributions on each Trust Preferred Security will be cumulative, will accrue from December 31, 1999, and will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each
year, commencing December 31, 1999, at the annual rate of      % of the stated
liquidation amount of $25 per Trust Preferred Security ("Distributions").  The
initial Distribution will equal $             for each Trust Preferred Security.
Subsequent Distributions will equal $              for each Trust Preferred
Security. Distributions in arrears for more than one quarter will (to the extent permitted by law) accrue interest at the rate per annum of ____%, compounded quarterly. Distributions shall be made to the holders of the Trust Preferred Securities on the relevant record date, which for so long as the Trust Preferred Securities remain in book-entry form, will be one Business Day (as defined below) prior to the relevant Distribution Date (as defined below) and, in the event the Trust Preferred Securities are not in book-entry form, will be the fifteenth day of the month in which the relevant Distribution Date occurs. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and, for any period of less than a full calendar quarter, on the basis of the actual number of days elapsed in the quarter based on 30-day months. In the event that any date on which Distributions are payable on the Trust Preferred Securities is not a Business Day, payment of the Distribution payable will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect to any such delay), except that if the next succeeding Business Day falls in the next succeeding calendar year, the payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). A "Business Day" shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in the City of New York, New York or Olney, Maryland are authorized or required by law or executive order to close.

     Deferral Period. So long as no Debenture Event of Default shall have occurred and be continuing, we will have the right under the Indenture to defer the payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive calendar quarters with respect to each deferral period (each, a "Deferral Period"), provided that no Deferral Period shall end on a date other than an Interest Payment Date (as
defined herein) or extend beyond             , 2029, which is the "Stated
Maturity Date." Upon any such election, quarterly Distributions on the Trust Preferred Securities will be deferred by the Trust during such Deferral Period. Distributions to which holders of the Trust Preferred Securities are entitled during any such Deferral Period will accumulate additional Distributions thereon
at the rate per annum of     %, compounded quarterly from the relevant
Distribution Date. The term "Distributions," as used herein, includes any such additional Distributions.

     Prior to the termination of any Deferral Period, we may further extend the Deferral Period, provided that an extension will only be permitted under the Trust Agreement to the extent that the Deferral Period, together with all other extensions occurring both before and after such extension, does not exceed 20 consecutive calendar quarters, end on a date other than an Interest Payment Date or extend beyond the Stated Maturity Date. Upon the termination of any such Deferral Period and the payment of all amounts then due on any Interest Payment Date, we may elect to begin a new Deferral Period, subject to the above requirements. No interest shall be due and payable during a Deferral Period, except at the end of the period. If Distributions are deferred, the deferred Distributions and accrued interest will be paid to holders of the Trust Preferred Securities as they appear on the books and records of the Trust on the record date for Distributions due at the end of the Deferral Period. We must give the Property Trustee, the Administrative Trustees and the Debenture Trustee notice of our election of any such Deferral Period (or an extension thereof) at least five Business Days prior to the earlier of (i) the date the Distributions on the Trust Preferred Securities would have been payable except for the election to begin such Deferral Period and (ii) the date the Administrative Trustees are required to give notice to any securities exchange or automated quotation system or to holders of such Trust Preferred Securities of the record date or the date such Distributions are payable, but in any event not less than five Business Days prior to such record date. There is no limitation on the number of times that we may elect to begin a Deferral Period.

     During any such Deferral Period, we may not:

 .    declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock;

 .    make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of our debt securities (including any other debentures related to other trust preferred securities that may be issued in the future ("Other Debentures")) and that rank equal with or junior in right of payment to the Junior Subordinated Debentures; or

 .    make any guarantee payments with respect to any guarantee made by us of the debt securities of any of our subsidiaries (including other guarantees of trust preferred securities) if such guarantee ranks equal with or junior in right of payment to the Junior Subordinated Debentures.

     However, we will not be in violation of the Indenture if, during the Deferral Period, we

 .    declare or pay dividends or make distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, our common stock;

 .    declare a dividend in connection with the implementation of a stockholders'
     rights plan, or issue stock under any such plan in the future, or redeem or repurchase of any such rights pursuant to any such plan;

 .    make payments under the Guarantee;

 .    purchase any fractional shares as a result of a reclassification of our capital stock;

 .    purchase any fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged therefor; or

 .    purchase common stock as a result of the issuance of common stock or rights under any of our benefit plans for directors, officers, employees, or any of our dividend reinvestment plans.

     We do not currently intend to exercise our option to defer payments of interest on the Junior Subordinated Debentures.

     Source of Distribution. The Trust's funds available for distribution to holders of the Trust Preferred Securities will be limited to payments under the Junior Subordinated Debentures. If we do not make interest payments on the Junior Subordinated Debentures, the Property Trustee will not have funds available to pay Distributions on the Trust Preferred Securities. The payment of Distributions will be guaranteed by us if and to the extent the Trust has funds on hand legally available for the payment of such Distributions.

Redemption

     Mandatory Redemption of the Trust Preferred Securities. Upon the repayment or redemption at any time, in whole or in part, of any Junior Subordinated Debentures, the proceeds from such repayment or redemption will be applied by the Property Trustee to redeem a Like Amount (as defined below) of the Trust Securities, upon not less than 30 nor more than 60 days' notice of a date of redemption (the "Redemption Date"), at a redemption price equal to $25 per Trust Preferred Security plus any accrued and unpaid Distributions thereon to the Redemption Date. If less than all of the Junior Subordinated Debentures are to be prepaid on a Redemption Date, then the proceeds of such prepayment will be allocated pro rata to the Preferred and Common Trust Securities, as described below.

     Optional Redemption of the Junior Subordinated Debentures.  On or after
, 2004, we will have the right to redeem the Junior Subordinated Debentures in whole at any time or in part from time to time at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest on the Junior Subordinated Debentures so redeemed to the date fixed for redemption. We would redeem the Junior Subordinated Debentures upon not less than 30 nor more than 60 days written notice, in each case subject to receipt of prior approval if it is then required under applicable regulatory requirements. If we redeem the Junior Subordinated Debentures, the Trust Securities will be redeemed as described in the preceding paragraph.

     Special Event or Distribution of Junior Subordinated Debentures. If a Special Event (as defined below) occurs and is continuing, we will have the right, within 90 days following the occurrence of such Special Event, and upon not less than 30 nor more than 60 days written notice, to redeem the Junior Subordinated Debentures in whole (but not in part) and thereby cause a mandatory redemption of the Trust Securities in whole (but not in part) at the redemption price, in each case subject to receipt of prior approval if it is then required under applicable regulatory requirements. If a Special Event has occurred and is continuing and we do not elect to redeem the Junior Subordinated Debentures (and thereby cause a mandatory redemption of the Trust Securities) or to dissolve the Trust and, after satisfaction of creditors as required by applicable law, cause the Junior Subordinated Debentures to be distributed to holders of the Trust Securities, the Trust Securities will remain outstanding and Additional Sums (as defined below) may be payable on the Junior Subordinated Debentures.

     Definitions. The terms described in the preceding paragraph have the following meanings:

     "Additional Sums" means the additional amounts as may be necessary to be paid by us with respect to the Junior Subordinated Debentures in order that the amount of Distributions then due and payable by the Trust on the outstanding Trust Securities will not be reduced as a result of any additional taxes, duties and other governmental charges to which the Trust has become subject.

     An "Investment Company Event" means the receipt by us of an opinion of counsel experienced in such matters to the effect that, as a result of any change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940 (the "Investment Company Act"), which change becomes effective on or after the original issuance of the Trust Preferred Securities.

     "Like Amount" means (i) with respect to a redemption of Trust Securities, Trust Securities having a Liquidation Amount equal to that portion of the principal amount of Junior Subordinated Debentures to be contemporaneously redeemed in accordance with the Indenture, allocated to the Common Securities and to the Trust Preferred Securities based upon the relative Liquidation Amounts of such classes and the proceeds of which will be used to pay the redemption price of such Trust Securities, and (ii) with respect to a distribution of Junior Subordinated Debentures to holders of Trust Securities in connection with a dissolution or liquidation of the Trust, Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Trust Securities of the holders to whom such Junior Subordinated Debentures are distributed.

     "Liquidation Amount" means the stated amount of $25 per Trust Security.

     A "Regulatory Capital Event" means that we shall have received an opinion of bank regulatory counsel experienced in such matters to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws or any regulations of the United States or any rules, guidelines or policies of applicable regulatory agencies or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of the Trust Agreement, there is more than an insubstantial risk that the Trust Preferred Securities do not constitute, or within 90 days of the date thereof, will not constitute, Tier 1 Capital (or its then equivalent) for purposes of the capital adequacy guidelines of the Board of Governors of the Federal Reserve (or any successor regulatory authority with jurisdiction over bank holding companies), or any capital adequacy guidelines as then in effect and applicable to us. The distribution of the Junior Subordinated Debentures in connection with the dissolution of the Trust by us will not in and of itself constitute a Regulatory Capital Event.

     A "Special Event" means a Tax Event, an Investment Company Event or a Regulatory Capital Event, as the case may be.

     A "Tax Event" means the receipt by us and the Trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws or any regulations of the United States or of any political subdivision or taxing authority, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement or decision is announced on or after the date of the Trust Agreement, there is more than an insubstantial risk that (i) the Trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, (ii) interest payable by us on the Junior Subordinated Debentures is not, or within 90 days of the date of such opinion will not be, deductible by us, in whole or in part, for United States federal income tax purposes or (iii) the Trust is, or will be within 90 days of the date of such opinion, subject to more than a minor amount of other taxes, duties or other governmental charges.

Distribution of Junior Subordinated Debentures

     We will have the right at any time to dissolve the Trust and, after satisfaction of liabilities to creditors of the Trust as required by applicable law, to cause the Junior Subordinated Debentures to be distributed to the holders of the Trust Securities in liquidation of the Trust. This right is subject to (i) our having received an opinion of counsel to the effect that such distribution will not be a taxable event to holders of Trust Preferred Securities and (ii) prior approval by the applicable regulatory authorities if it is then required under applicable regulatory requirements.

     After the date is fixed for any distribution of Junior Subordinated Debentures to holders of the Trust Securities, (i) the Trust Securities will no longer be deemed to be outstanding, (ii) The Depository Trust Company ("DTC" or "Depositary") or its nominee will receive, in respect of each registered global certificate, if any, representing Trust Securities held by it, a registered global certificate or certificates representing the Junior Subordinated Debentures to be delivered upon such distribution and (iii) any certificates representing Trust Securities not held by DTC or its nominee will be deemed to represent Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of such Trust Securities with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to the accumulated and unpaid Distributions on, such Trust Securities until such certificates are presented to the Administrative Trustees or their agent for cancellation, whereupon we will issue to such holder, and the Debenture Trustee will authenticate, a certificate representing such Junior Subordinated Debentures.

     We can give no assurance as to the market prices for the Trust Preferred Securities, or the Junior Subordinated Debentures that may be distributed in exchange for the Trust Securities, if a dissolution and liquidation of the Trust were to occur. Accordingly, the Trust Preferred Securities that you may purchase, or the Junior Subordinated Debentures that you may receive on dissolution and liquidation of the Trust, may trade at a discount to the price that you paid to purchase the Trust Preferred Securities.

     If the Junior Subordinated Debentures are distributed to the holders of Trust Preferred Securities, we will use our best efforts to list the Junior Subordinated Debentures on a national securities exchange or comparable automated quotation system.

Redemption Procedures

     If applicable, Trust Securities will be redeemed at the redemption price with the proceeds from the contemporaneous repayment or redemption of the Junior Subordinated Debentures. Any redemption of Trust Securities will be made and the redemption price shall be payable on the Redemption Date only to the extent that the Trust has funds legally available for the payment of such redemption price.

     The Trust may not redeem fewer than all of the outstanding Trust Preferred Securities unless all accrued and unpaid Distributions have been paid on all Trust Preferred Securities for all quarterly Distribution periods terminating on or prior to the date of redemption. If a partial redemption of the Trust Preferred Securities would result in the delisting of the Trust Preferred Securities by a national securities exchange or other organization on which the Trust Preferred Securities are listed, then, pursuant to the Indenture, we may only redeem the Junior Subordinated Debentures in whole and, as a result, the Trust may only redeem the Trust Preferred Securities in whole.

     If the Trust gives a notice of redemption in respect of the Trust Preferred Securities (which notice will be irrevocable), then, by 12:00 noon, New York City time, on the Redemption Date, to the extent that we have deposited with the Property Trustee by 10:00 a.m., New York City time, funds sufficient to pay the redemption price with respect to the Trust Preferred Securities held by DTC or its nominees, the Property Trustee will deposit or cause the Paying Agent (as defined herein) to deposit irrevocably with DTC funds sufficient to pay the redemption price and will give DTC or its nominees irrevocable instructions and authority to pay the redemption price to the holders of such Trust Preferred Securities. See "Book-Entry Issuance." If such Trust Preferred Securities are no longer in book-entry form, the Property Trustee, to the extent we have deposited with the Property Trustee funds sufficient to pay the redemption price, will irrevocably deposit with the Paying Agent for such Trust Preferred Securities funds sufficient to pay the aggregate redemption price and will give such Paying Agent irrevocable instructions and authority to pay the redemption price to the holders thereof upon surrender of their certificates evidencing such Trust Preferred Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date shall be payable to the holders of such Trust Preferred Securities on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of the Trust Preferred Securities called for redemption will cease, except the right of the holders of such Trust Preferred Securities to receive the redemption price, but without interest on such redemption price and such Trust Preferred Securities will cease to be outstanding. In the event that any Redemption Date of Trust Preferred Securities is not a Business Day, then the redemption price payable on such date will be paid on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such next succeeding Business Day falls in the next calendar year, such payment shall be made on the immediately preceding Business Day. In the event that we fail to repay the Junior Subordinated Debentures on maturity or payment of the redemption price is improperly withheld or refused and not paid either by the Trust or by us pursuant to the Guarantee as described under "Description of Guarantee," (i) Distributions on Trust Preferred Securities will continue to accrue at the then applicable rate from the Redemption Date originally established by the Trust to the date such redemption price is actually paid and
(ii) the actual payment date will be the Redemption Date for purposes of calculating the redemption price.

     Subject to the Trust Agreement and applicable law (including, without limitation, United States federal securities law), we or our subsidiaries may at any time and from time to time purchase outstanding Trust Preferred Securities by tender, in the open market or by private agreement.

     Payment of the redemption price on the Trust Preferred Securities and any distribution of Junior Subordinated Debentures to holders of Trust Preferred Securities will be made on the Redemption Date.

     If less than all of the Trust Securities issued by the Trust are to be redeemed on a Redemption Date, then the aggregate redemption price for such Trust Securities to be redeemed will be allocated pro rata to the Trust Preferred Securities and Common Securities based upon the relative Liquidation Amounts of the Trust Securities or such other method as the Trustee shall deem appropriate, not more than 60 days prior to the date fixed for redemption. The particular Trust Preferred Securities to be redeemed will be selected by the Property Trustee from the outstanding Trust Preferred Securities not previously called for redemption, by such method as the Property Trustee deems fair and appropriate and which may provide for the selection for redemption of portions (equal to $25 or an integral multiple thereof) of the Liquidation Amount of Trust Preferred Securities. The Property Trustee will promptly notify the security registrar in writing of the Trust Preferred Securities selected for redemption and, in the case of any Trust Preferred Securities selected for partial redemption, the Liquidation Amount thereof to be redeemed. For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Trust Preferred Securities shall relate to the portion of the aggregate Liquidation Amount of Trust Preferred Securities which has been or is to be redeemed.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days prior to the Redemption Date to each holder of Trust Securities at its registered address. Unless we default in payment of the redemption price on, or in the repayment of, the Junior Subordinated Debentures, on and after the Redemption Date, Distributions will cease to accrue on the Trust Securities called for redemption.

Subordination of Common Securities

     Payment of Distributions on, and the redemption price of, the Trust Securities, as applicable, shall be made pro rata based on the Liquidation Amount of the Trust Securities. However, if on any Distribution Date or Redemption Date a Debenture Event of Default (as described in "Description of Junior Subordinated Debentures--Debenture Events of Default") shall have occurred and be continuing, no payment of any Distribution on, or applicable redemption price of, any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of the Common Securities, will be made unless payment in full in cash of all accumulated and unpaid Distributions on all of the outstanding Trust Preferred Securities for all Distribution periods terminating on or prior to the Debenture Event of Default, or in the case of payment of the redemption price, the full amount of such redemption price shall have been made or provided for, and all funds available to the Property Trustee will first be applied to the payment in full in cash of all Distributions on, or redemption price of, the Trust Preferred Securities then due and payable.

     In the case of any Event of Default under the Trust Agreement relating to a Debenture Event of Default (as described in "-- Events of Default; Notice"), as holder of the Common Securities, we will be deemed to have waived any right to act with respect to such Event of Default until the effect of such Event of Default has been cured, waived or otherwise eliminated. Until any such Event of Default has been so cured, waived or otherwise eliminated, the Property Trustee will act solely on behalf of the holders of the Trust Preferred Securities and not on behalf of us as holder of the Common Securities, and only the holders of the Trust Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

Liquidation Distribution Upon Dissolution

     We will have the right at any time to dissolve the Trust and cause the Junior Subordinated Debentures to be distributed to the holders of the Trust Preferred Securities. Our right is subject to (i) our having received an opinion of an independent tax counsel experienced in such matters to the effect that such distribution will not be a taxable event to holders of Trust Preferred Securities for United States federal income tax purposes, and (ii) our having received prior approval if it is then required under applicable regulatory requirements. See "--Distribution of Junior Subordinated Debentures."

     In addition, the Trust will automatically dissolve upon the first to occur of: (i) certain events of our bankruptcy, dissolution or liquidation; (ii) the distribution of a Like Amount of the Junior Subordinated Debentures to the holders of the Trust Securities, if we have given written direction to the Property Trustee to dissolve the Trust (which direction is optional and, except as described above, wholly within our discretion); (iii) redemption of all of the Trust Securities; (iv) expiration of the term of the Trust; and (v) the entry of an order for the dissolution of the Trust by a court of competent jurisdiction.

     If a dissolution occurs as described in clause (i), (ii), (iv), or (v) above, the Trust will be liquidated by the Administrative Trustees as expeditiously as the Administrative Trustees determine to be possible by distributing to the holders of the Trust Securities, after satisfaction of liabilities to creditors of the Trust, a Like Amount of the Junior Subordinated Debentures. However, if such a distribution is determined by the Property Trustee not to be practicable, the holders will be entitled to receive out of the assets of the Trust legally available for distribution, after satisfaction of liabilities to creditors of the Trust, an amount equal to the aggregate of the Liquidation Amount plus accumulated and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because the Trust has insufficient assets on hand legally available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Trust Securities shall be paid on a pro rata basis. However, if a Debenture Event of Default has occurred and is continuing, the Trust Preferred Securities will have a priority over the Common Securities. See "--Subordination of Common Securities."

     If we elect not to redeem the Junior Subordinated Debentures prior to maturity in accordance with their terms and either elect not to or are unable to liquidate the Trust and distribute the Junior Subordinated Debentures to holders of the Trust Securities, the Trust Securities will remain outstanding until the repayment of the Junior Subordinated Debentures on the Stated Maturity Date.

     If we elect to dissolve the Trust and thereby cause the Junior Subordinated Debentures to be distributed to holders of the Trust Preferred Securities in liquidation of the Trust, we shall continue to have the right to shorten the maturity of the Junior Subordinated Debentures, subject to certain conditions.

Events of Default; Notice

     Any one of the following events that has occurred and is continuing constitutes an "Event of Default" under the Trust Agreement (an "Event of Default") with respect to the Trust Preferred Securities, regardless of the reason for such Event of Default and whether it occurs voluntary or involuntary or by operation of law or pursuant to any order, rule or regulation:

     . the occurrence of a Debenture Event of Default (see "Description of Junior Subordinated Debentures--Debenture Events of Default");

     . default by the Trust in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days;

     . default by the Trust in the payment of the redemption price of any Trust Security when it becomes due and payable;

     . default in the performance, or breach, in any material respect, of any covenant or warranty of the Issuer Trustees in the Trust Agreement (other than a default or breach in the performance of a covenant or warranty which is addressed in the second or third clause above), and continuation of the default or breach, for a period of 60 days after there has been given, by registered or certified mail, to the defaulting Issuer Trustee or Trustees by the holders of at least 25% in aggregate Liquidation Amount of the outstanding Trust Preferred Securities, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "Notice of Default" under the Trust Agreement; or

     . the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee and the failure by us to appoint a successor Property Trustee within 60 days of the event.

     Within 90 days after the occurrence of any Event of Default known to the Property Trustee, the Property Trustee will transmit notice of the Event of Default to the holders of the Trust Preferred Securities, the Administrative Trustees and us, unless the Event of Default has been cured or waived. We and the Administrative Trustees are required to file annually with the Property Trustee a certificate as to whether or not we or they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.

     If a Debenture Event of Default has occurred and is continuing, the Trust Preferred Securities will have a preference over the Common Securities. See "-- Subordination of Common Securities" and "--Liquidation Distribution Upon Default." Upon a Debenture Event of Default, unless the principal of all the Junior Subordinated Debentures has already become due and payable, either the Property Trustee or the holders of not less than 25% in aggregate principal amount of the Junior Subordinated Debentures then outstanding may declare all of the Junior Subordinated Debentures to be due and payable immediately by giving notice in writing to us (and to the Property Trustee, if notice is given by holders of the Junior Subordinated Debentures). If the Property Trustee or the holders of the Junior Subordinated Debentures fail to declare the principal of all of the Junior Subordinated Debentures due and payable upon a Debenture Event of Default, the holders of at least 25% in Liquidation Amount of the Trust Preferred Securities then outstanding will have the right to declare the Junior Subordinated Debentures immediately due and payable. In either event, payment of principal and interest on the Junior Subordinated Debentures will remain subordinated to the extent provided in the Indenture. In addition, holders of the Trust Preferred Securities have the right in certain circumstances to bring a direct action ("Direct Action"). See "Description of Junior Subordinated Debentures--Enforcement of Certain Rights by Holders of Trust Preferred Securities."

Removal of Issuer Trustees

     Unless a Debenture Event of Default has occurred and is continuing, any Issuer Trustee may be removed at any time by the holder of the Common Securities. If a Debenture Event of Default has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed by the holders of a majority in Liquidation Amount of the outstanding Trust Preferred Securities. In no event will the holders of the Trust Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in us, as the holder of the Common Securities. No resignation or removal of an Issuer Trustee (other than an Administrative Trustee) and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Trust Agreement.

Co-trustees and Separate Property Trustee

     Unless an Event of Default has occurred and is continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any property of the Trust may at the time be located, we, as the holder of the Common Securities, and the Administrative Trustees shall have the right to appoint one or more persons either to act as a co-trustee, jointly with the Property Trustee, of all or any part of such property, or to act as separate trustee of any such property, in either case, with such powers as may be provided in the instrument of appointment, and to vest in the person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the Trust Agreement. In case a Debenture Event of Default has occurred and is continuing, the Property Trustee alone will have power to make the appointment.

Merger or Consolidation of Issuer Trustees

     Any Person into which the Property Trustee or the Delaware Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which such Issuer Trustee is a party, or any Person succeeding to all or substantially all the corporate trust business of such Issuer Trustee, will be the successor of such Issuer Trustee under the Trust Agreement, provided the Person shall be otherwise qualified and eligible.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

     The Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any corporation or other Person, except as described below or as otherwise described under "-- Distribution of Junior Subordinated Debentures." The Trust may, at our request, with the consent of the Administrative Trustees but without the consent of the holders of the Trust Preferred Securities, the Property Trustee or the Delaware Trustee, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to a trust organized under the laws of any State; provided, that (i) the successor entity either (a) expressly assumes all of the obligations of the Trust with respect to the Trust Securities or (b) substitutes for the Trust Securities other securities having substantially the same terms as the Trust Securities (the "Successor Securities"), so long as the Successor Securities rank the same as the Trust Securities rank in priority with respect to Distributions and payments upon liquidation, redemption and otherwise, (ii) we expressly appoint a trustee of such successor entity possessing the same powers and duties as the Property Trustee with respect to the Junior Subordinated Debentures, (iii) the Trust Preferred Securities or the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Trust Preferred Securities are then listed or quoted, if any, (iv) if the Trust Preferred Securities (including any Successor Securities) are rated by any nationally recognized statistical rating organization prior to the transaction, the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Trust Securities (including any Successor Securities) or, if the Junior Subordinated Debentures are so rated, the Junior Subordinated Debentures, to be downgraded by any such nationally recognized statistical rating organization, (v) the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities), (vi) the successor entity has a purpose substantially identical to that of the Trust, (vii) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, we have received an opinion from independent counsel to the Trust experienced in such matters to the effect that
(a) the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than any dilution of such holders' interests in the new entity), (b) following the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Trust nor such successor entity will be required to register as an investment company under the Investment Company Act, and (c) the Trust will continue to be, or the successor entity will be, classified as a grantor trust for federal income tax purposes, (viii) we or any permitted successor or assignee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee and
(ix) the Property Trustee is given an officer's certificate and an opinion of counsel each to the effect that all conditions precedent in the Trust Agreement to the transactions have been satisfied. Notwithstanding the foregoing, the Trust will not, except with the consent of holders of 100% in Liquidation Amount of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to, any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if the consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Trust or the successor entity not to be classified as a grantor trust for United States federal income tax purposes or each holder of the Trust Securities not to be treated as owning an undivided interest in the Junior Subordinated Debentures.

Voting Rights; Amendment of the Trust Agreement

     Except as provided below and under "--Mergers, Consolidations, Amalgamations or Replacements of the Trust" and "Description of Guarantee-- Amendments and Assignment" and as otherwise required by law and the Trust Agreement, the holders of the Trust Preferred Securities will have no voting rights.

     The Trust Agreement may be amended from time to time by us, the Property Trustee and the Administrative Trustees, without the consent of the holders of the Trust Securities (i) to cure any ambiguity, correct or supplement any provisions in the Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Trust Agreement, which shall not be inconsistent with the other provisions of the Trust Agreement, or (ii) to modify, eliminate or add to any provisions of the Trust Agreement to such extent as shall be necessary to ensure that the Trust will be classified for United States federal income tax purposes as a grantor trust at all times that any Trust Securities are outstanding or to ensure that the Trust will not be required to register as an investment company under the Investment Company Act. However, the amendment to the Trust Agreement under these circumstances may not adversely affect the interests of the holders of the Trust Securities. Any amendments of the Trust Agreement under these circumstances will become effective when notice is given to the holders of the Trust Securities. The Trust Agreement may be amended by the Administrative Trustees, the Property Trustee and us (i) with the consent of holders representing a majority (based upon Liquidation Amount) of the outstanding Trust Securities and (ii) upon receipt by the Issuer Trustees of an opinion of counsel experienced in such matters to the effect that such amendment or the exercise of any power granted to the Issuer Trustees in accordance with such amendment will not affect the Trust's status as a grantor trust for United States federal income tax purposes or the Trust's exemption from status as an investment company under the Investment Company Act. However, without the consent of each holder of Trust Securities, the Trust Agreement may not be amended to (i) change the amount or timing of any Distribution on the Trust Securities or reduce the amount payable on redemption thereof or otherwise adversely affect the amount of any Distribution required to be made in respect of the Trust Securities as of a specified date or (ii) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any payment on or after the specified date. Notwithstanding the foregoing, no amendments or modification may be made to the Declaration if such amendment or modification would (i) cause the Trust to be classified as other than a grantor trust for United States federal income tax purposes, (ii) reduce or otherwise adversely affect the powers of the Property Trustee in contravention of the Trust Indenture Act or (iii) cause a Special Event.

     So long as any Junior Subordinated Debentures are held by the Property Trustee, subject to the requirement of the Property Trustee obtaining a tax opinion in certain circumstances set forth in the last sentence of this paragraph, the holders of a majority in Liquidation Amount of the Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or direct the exercise of any trust or power conferred on the Property Trustee with respect to the Junior Subordinated Debentures, including the right to direct the Property Trustee, as holder of the Junior Subordinated Debentures, to (i) exercise the remedies available under the Indenture with respect to the Junior Subordinated Debentures, (ii) waive any past defaults under the Indenture that are available under the Indenture, (iii) exercise any right to rescind or annul a declaration of acceleration of the maturity of the principal of the Junior Subordinated Debentures or (iv) consent to any amendment, modification or termination of the Indenture or the Junior Subordinated Debentures, where the consent will be required. However, where a consent under the Indenture would require the consent of each affected holder of Junior Subordinated Debentures, no consent may be given by the Property Trustee without the prior approval of each holder of the Trust Preferred Securities. The Issuer Trustees will not revoke any action previously authorized or approved by a vote of the holders of the Trust Preferred Securities except by subsequent vote of those holders. The Property Trustee will notify each holder of Trust Preferred Securities within 90 days of any notice of default with respect to the Junior Subordinated Debentures. In addition to obtaining the foregoing approvals of the holders of the Trust Preferred Securities prior to taking any of the foregoing actions, the Property Trustee will obtain an opinion of counsel experienced in such matters to the effect that the Trust will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of such action.

     Any required approval of holders of Trust Preferred Securities may be given at a meeting of the holders convened for that purpose or pursuant to written consent without prior notice. The Administrative Trustees will cause a notice of any meeting at which holders of Trust Preferred Securities are entitled to vote to be given to each holder of record of Trust Preferred Securities in the manner set forth in the Trust Agreement.

     No vote or consent of the holders of Trust Preferred Securities will be required for the Trust to redeem and cancel the Trust Preferred Securities in accordance with the Trust Agreement.

     Notwithstanding that holders of the Trust Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Trust Preferred Securities that are owned by us, the Trustees or any affiliate of us or any Trustees, will, for purposes of such vote or consent, be treated as if they were not outstanding.

Global Trust Preferred Securities

     The Trust Preferred Securities will be represented by one or more global certificates registered in the name of DTC or its nominee (a "Global Trust Preferred Security"). Beneficial interests in the Trust Preferred Securities will be shown on, and transfer thereof will be effected only through, records maintained by persons that have accounts with such Depositary ("Participants"). Except as described below, Trust Preferred Securities in the certificated form will not be issued in exchange for the global certificates. See "Book-Entry Issuance."

     A global security will be exchangeable for Trust Preferred Securities registered in the names of persons other than the Depositary or its nominee only if (i) the Depositary notifies us that it is unwilling or unable to continue as a depositary for the global security and no successor depositary shall have been appointed within 90 days, or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, at a time when the Depository is required to be so registered to act as such depository, (ii) the Trust in its sole discretion determines that the global security may be so exchangeable, or
(iii) there shall have occurred and be continuing an Event of Default under the Indenture. Any global security that is exchangeable as described in the preceding sentence will be exchangeable for definitive certificates registered in the names as the Depositary shall direct. We expect that the instructions will be based upon directions received by the Depositary with respect to ownership of beneficial interests in the global security. In the event that Trust Preferred Securities are issued in definitive form, the Trust Preferred Securities will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below.

     Unless and until it is exchanged in whole or in part for individual Trust Preferred Securities, a Global Trust Preferred Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of the successor.

     Payments on Trust Preferred Securities represented by a global security will be made to the Depositary, as the depositary for the Trust Preferred Securities. In the event the Trust Preferred Securities are issued in definitive form, Distributions will be payable, the transfer of the Trust Preferred Securities will be registrable, and Trust Preferred Securities will be exchangeable for Trust Preferred Securities of other denominations of a like aggregate Liquidation Amount, at the corporate trust office of the Property Trustee, or at the offices of any paying agent or transfer agent appointed by the Administrative Trustees by check mailed to the address of the persons entitled thereto or by wire transfer. For a description of the terms of the depositary arrangements relating to payments, transfers, voting rights, redemptions and other notices and other manners, See "Book-Entry Issuance."

     Upon the issuance of a Global Trust Preferred Security, and the deposit of the Global Trust Preferred Security with or on behalf of the Depositary, the Depositary for the Global Trust Preferred Security or its nominee will credit, on its book-entry registration and transfer system, the respective aggregate Liquidation Amounts of the individual Trust Preferred Securities represented by the Global Trust Preferred Securities to the accounts of Participants. These accounts will be designated by the dealers, underwriters, or agents with respect to the Trust Preferred Securities. Ownership of beneficial interests in a Global Trust Preferred Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in the Global Trust Preferred Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interest in a Global Trust Preferred Security.

     So long as the Depositary for a Global Trust Preferred Security, or its nominee, is the registered owner of the Global Trust Preferred Security, the Depositary or the nominee, as the case may be, will be considered the sole owner or holder of the Trust Preferred Securities represented by the Global Trust Preferred Security for all purposes under the Trust Agreement governing such Trust Preferred Securities. Except as provided below, owners of beneficial interest in a Global Trust Preferred Security will not be entitled to have any of the individual Trust Preferred Securities represented by such Global Trust Preferred Security registered in their names, will not receive or be entitled to receive physical delivery of any such Trust Preferred Securities in definitive form and will not be considered the owners or holders under the Trust Agreement.

     Neither the Property Trustee, any Paying Agent (as defined below), the Securities Registrar (as defined below) for the Trust Preferred Securities nor we will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Trust Preferred Security representing the Trust Preferred Securities or for maintaining supervising or reviewing any records relating to the beneficial ownership interests.

     We expect that the Depositary for Trust Preferred Securities or its nominee, upon receipt of any payment of the Liquidation Amount or Distributions in respect of a permanent Global Trust Preferred Security, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate Liquidation Amount of such Global Trust Preferred Security as shown on the records of such Depositary or its nominee. We also expect that payments by Participants to owners of beneficial interests in such Global Trust Preferred Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." These payments will be the responsibility of such Participants.

     If the Depositary for the Trust Preferred Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by us within 90 days, the Trust will issue individual Trust Preferred Securities in exchange for the Global Trust Preferred Security. In addition, the Trust may at any time and in its sole discretion, subject to any limitations described herein relating to the Trust Preferred Securities, determine not to have any Trust Preferred Securities represented by one or more Global Trust Preferred Securities and, in that event, will issue individual Trust Preferred Securities in exchange for the Global Trust Preferred
Security.   In any such instance, an owner of a beneficial interest in a Global
Trust Preferred Security will be entitled to physical delivery of individual Trust Preferred Securities represented by the Global Trust Preferred Security equal in Liquidation Amount to the beneficial interest and to have the Trust Preferred Securities registered in its name. Individual Trust Preferred Securities so issued will be issued in denominations, unless otherwise specified by us, of $25 and integral multiples thereof.

Payment and Paying Agency

     Payments on the Trust Preferred Securities held in global form will be made to the Depositary, which will credit the relevant accounts at the Depositary on the applicable Distribution Dates. Payments on the Trust Preferred Securities that are not held by the Depositary will be made by check mailed to the address of the holder entitled thereto as the address which appears on the register. The paying agent (the "Paying Agent") will initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustees and us. The Paying Agent will be permitted to resign as Paying Agent upon 30 days' written notice to the Administrative Trustees. In the event that the Property Trustee will no longer be the Paying Agent, the Administrative Trustees will appoint a successor (which will be a bank or trust company acceptable to the Administrative Trustees and us) to act as Paying Agent.

Registrar and Transfer Agent

     The Property Trustee will initially act as registrar and transfer agent for the Trust Preferred Securities (the "Securities Registrar"). Registration of transfers of the Trust Preferred Securities will be effected without charge by or on behalf of the Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Trust will not be required to register or cause to be registered the transfer of the Trust Preferred Securities after they have been called for redemption.

Information Concerning the Property Trustee

     The Property Trustee, other than during the occurrence and continuance of an Event of Default, undertakes to perform only the duties as are specifically set forth in the Trust Agreement and, during the existence of an Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of Trust Securities unless it is offered reasonable indemnity or security against the costs, expenses and liabilities that might be incurred. If no Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in the Trust Agreement or is unsure of the application of any provision of the Trust Agreement, and the matter is not one on which holders of the Trust Securities are entitled under the Trust Agreement to vote, then the Property Trustee may take the action as is directed by and, if not so directed, may take action as it deems advisable and in the best interests of the holders of the Trust Securities and will have no liability except for its own bad faith, negligence or willful misconduct.

Miscellaneous

     The Administrative Trustees are authorized and directed to conduct the affairs of and to operate the Trust in such a way that the Trust will not be deemed to be an investment company required to be registered under the Investment Company Act or classified as other than a grantor trust for United States federal income tax purposes and so that the Junior Subordinated Debentures will be treated by us as indebtedness for United States federal income tax purposes. In this connection, we and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Trust or the Trust Agreement, that we and the Administrative Trustees determine in our discretion to be necessary or desirable for these purposes, as long as the action does not adversely affect the interests of the holders of the Trust Securities or vary the terms thereof.
The Administrative Trustees also serve as administrative trustees of Trust I.

     Holders of the Trust Securities have no preemptive or similar rights.

     The Trust may not borrow money, issue debt, execute mortgages or pledge any of its assets.

                 DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

     The Junior Subordinated Debentures are to be issued under an Indenture, as supplemented from time to time (as so supplemented, the "Indenture"), between the Debenture Trustee and us. The Indenture will be qualified under the Trust Indenture Act. This summary of certain terms and provisions of the Junior Subordinated Debentures and the Indenture does not purport to be complete, and is qualified in its entirety by reference to all of the provisions of the Indenture and those terms made a part of the Indenture by the Trust Indenture Act. The form of the Indenture has been filed as an exhibit to the Registration Statement.

     Concurrently with the issuance of the Trust Preferred Securities, the Trust will invest the proceeds, together with the consideration paid by us for the Common Securities, in Junior Subordinated Debentures issued by us. The Junior Subordinated Debentures will be issued as unsecured debt under the Indenture.

     We may at any time dissolve the Trust and, after satisfaction of liabilities to creditors of the Trust, cause the Junior Subordinated Debentures to be distributed to the holders of the Trust Securities in liquidation of the Trust. If the Junior Subordinated Debentures are distributed to the holders of the Trust Preferred Securities, we will use our best efforts to list the Junior Subordinated Debentures on a national securities exchange or comparable automated quotation system.

General

     The Junior Subordinated Debentures will bear interest at the annual rate of % of the principal amount thereof, payable quarterly in arrears on the last day of March, June, September and December of each year (each, an "Interest Payment
Date"), commencing                    , 1999, to the person in whose name each
Junior Subordinated Debenture is registered, subject to certain exceptions, on the fifteenth day of the month in which the relevant Interest Payment Date occurs. Notwithstanding the above, in the event that either (i) Junior Subordinated Debentures are held by the Property Trustee and the Trust Preferred Securities are no longer in book-entry only form or (ii) the Junior Subordinated Debentures are not represented by a Global Subordinated Debenture, the record date for such payment shall be the first day of the month in which such payment is made. The amount of each interest payment due with respect to the Junior Subordinated Debentures will include amounts accrued through the date the interest payment is due. We anticipate that, until the dissolution, if any, of the Trust, each Junior Subordinated Debenture will be held in the name of the Property Trustee in trust for the benefit of the holders of the Trust Preferred Securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and, for any period of less than a full calendar quarter, on the basis of the actual number of days elapsed in the quarter based upon 30-day months. In the event that any date on which interest is payable on the Junior Subordinated Debentures is not a Business Day, then payment of the interest payable will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that if the next succeeding Business Day falls in the next succeeding calendar year, then the payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the extent
permitted by law) at the rate per annum of      % thereof, compounded quarterly.
The term "interest," as used herein, includes quarterly interest payments, interest on quarterly interest payments not paid on the applicable Interest Payment Date and Additional Sums (as defined below), as applicable.

     The Junior Subordinated Debentures will mature on            , 2029 (the
"Stated Maturity Date"). Beginning on              , 2004 we will have the right
to redeem the Junior Subordinated Debentures, in whole or in part and from time to time, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest on the Junior Subordinated Debentures redeemed to the date fixed for redemption, subject to our having received prior approval if it is then required under applicable regulatory requirements. In the event that we elect to redeem the Junior Subordinated Debentures, we will give notice to the Debenture Trustee, and the Debenture Trustee will give notice of the shortening to the holders of the Junior Subordinated Debentures no less than 30 days or more than 60 days prior to the effectiveness thereof.

     The Junior Subordinated Debentures will rank equal with all Other Debentures and will be unsecured and will rank subordinate and junior in right of payment to all Senior and Subordinated Indebtedness (as defined under "Description of Junior Subordinated Debentures--Subordination") to the extent and in the manner set forth in the Indenture.

Option to Extend Interest Payment Date

     So long as no Debenture Event of Default has occurred and is continuing, we will have the right under the Indenture to defer the payment of interest on the Junior Subordinated Debentures at any time and from time to time for a period not exceeding 20 consecutive calendar quarters, provided that no Deferral Period may end on a date other than an Interest Payment Date or extend beyond the Stated Maturity Date. At the end of such Deferral Period, we must pay all interest then accrued and unpaid (together with interest thereon) at the annual
rate of         %, compounded quarterly, to the extent permitted by applicable law. During a Deferral Period, interest will continue to accrue and, if the Junior Subordinated Debentures have been distributed to holders of the Trust Preferred Securities, holders of Junior Subordinated Debentures (or holders of the Trust Preferred Securities while Trust Preferred Securities are outstanding) will be required to accrue such deferred interest income for United States federal income tax purposes prior to the receipt of cash attributable to such income. See "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount."

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

     During a Deferral Period, we will not undertake any of the actions set forth below under "-- Certain Covenants We Have Made."

     Prior to the termination of any such Deferral Period, we may further extend such Deferral Period, provided that such extension does not cause such Deferral Period together with all previous and further extensions within the Deferral Period to exceed 20 consecutive calendar quarters, end on a date other than an Interest Payment Date or extend beyond the Stated Maturity Date. Upon the termination of any such Deferral Period and the payment of all amounts then due on any Interest Payment Date, we may elect to begin a new Deferral Period, subject to the above requirements. No interest will be due and payable during a Deferral Period, except at the end of that period. We must give the Property Trustee, the Administrative Trustees and the Debenture Trustee notice of election of any Deferral Period (or an extension thereof) at least five Business Days prior to the earlier of (i) the next succeeding date on which Distributions on the Trust Preferred Securities are payable or (ii) the date the Trust is required to give notice to any securities exchange or to holders of Trust Preferred Securities of the record date or the date such Distributions are payable, but in any event not less than five Business Days prior to the record date. The Debenture Trustee will give notice of our election to begin or extend a new Deferral Period to the holders of the Trust Preferred Securities.

Additional Sums

     If the Trust or the Property Trustee is required to pay any additional taxes, duties, assessments or other governmental charges, we will pay Additional Sums as required so that the Distributions payable by the Trust shall not be reduced as a result of any such additional taxes, duties, assessments or other governmental charges.

Redemption

     Subject to our having received any prior approval required under applicable regulatory requirements, the Junior Subordinated Debentures are redeemable prior
to maturity at our option on or after            , 2004, in whole (at any time)
or in part (from time to time), at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest on the Junior Subordinated Debentures to the date of redemption.

     The Junior Subordinated Debentures are also redeemable prior to maturity at any time in whole (but not in part), within 90 days following the occurrence of a Special Event, in each case at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest on the Junior Subordinated Debentures so redeemed to the date fixed for redemption. If a partial redemption of the Trust Preferred Securities resulting from a partial redemption of the Junior Subordinated Debentures would result in a delisting of the Trust Preferred Securities, then we may redeem the Junior Subordinated Debentures in whole only.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Junior Subordinated Debentures to be redeemed at the holder's registered address. Unless we default in payments of the redemption price, on and after the redemption date, interest ceases to accrue on the Junior Subordinated Debentures or portions called for redemption.

     The Junior Subordinated Debentures will not be subject to any sinking fund. Distribution upon Liquidation

     Under certain circumstances involving the dissolution of the Trust, the Junior Subordinated Debentures may be distributed to the holders of the Trust Preferred Securities in liquidation of the Trust after satisfaction of liabilities to creditors of the Trust. See "Description of Trust Preferred Securities--Liquidation Distribution Upon Dissolution." If distributed to holders of the Trust Preferred Securities in liquidation, the Junior Subordinated Debentures will initially be issued in the form of one or more global securities and the Depositary or any successor depositary for the Trust Preferred Securities will act as depositary for the Junior Subordinated Debentures. We anticipate that the depositary arrangements for the Junior Subordinated Debentures be substantially identical to those in effect for the Trust Preferred Securities. If the Junior Subordinated Debentures are distributed to the holders of Trust Preferred Securities upon the liquidation of the Trust, we will use our best efforts to list the Junior Subordinated Debentures on the Nasdaq National Market or such other stock exchanges or automated quotation system, if any, on which the Trust Preferred Securities are then listed or quoted. We can give no assurance as to the market price of any Junior Subordinated Debentures that may be distributed to the holders of Trust Preferred Securities.

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

Certain Covenants We Have Made

     If at any time (1) there shall have occurred any event of which we have actual knowledge that (a) is, or with the giving of notice or the lapse of time, or both, would be, a Debenture Event of Default and (b) in respect of which we shall not have taken reasonable steps to cure, (2) we are in default with respect to our payment of any obligations under the Guarantee, or (3) we shall have given notice of our election of a Deferral Period as provided in the Indenture and shall not have rescinded such notice, and such Deferral Period, or any extension thereof, shall have commenced and be continuing, then we will not,

        . declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock;

        . make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any of our debt securities (including Other Debentures) that rank equal with or junior in right of payment to the Junior Subordinated Debentures; or

        . make any guarantee payments with respect to any guarantee by us of the debt securities of any of our subsidiaries (including under Other Guarantees) if such guarantee ranks equal or junior in right of payment to the Junior Subordinated Debentures.

        . However, we will not violate the first bullet point above if we declare or pay dividends or make distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of our common stock;

        . declare a dividend in connection with the implementation of a stockholders' rights plan, or issue stock under any plan in the future, or redeem or repurchase any rights under such a plan;

        .       make payments under the Guarantee;

        . purchase fractional shares as a result of a reclassification of our capital stock;

        . purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of our capital stock or the security being converted or exchanged; or

        . purchase common stock as a result of the issuance of common stock or rights under any of our benefit plans for directors, officers, or employees or our dividend reinvestment plan.

     So long as the Trust Securities remain outstanding, we also have agreed (i) to maintain 100% direct or indirect ownership of the Common Securities; provided, however, that any permitted successor to us under the Indenture may succeed to our ownership of such Common Securities, (ii) to not voluntarily dissolve, wind-up or terminate the Trust, except in connection with the distribution of the Junior Subordinated Debentures or certain mergers, consolidations or amalgamations, each as permitted by the Trust Agreement, (iii) to timely perform our duties as sponsor of the Trust, (iv) to use our reasonable efforts to cause the Trust (a) to remain a business trust, except in connection with the distribution of Junior Subordinated Debentures to the holders of Trust Securities in liquidation of the Trust, the redemption of all of the Trust Securities of the Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Trust Agreement, and (b) to otherwise continue to be classified as a grantor trust for United States federal income tax purposes and
(v) to use our reasonable efforts to cause each holder of Trust Securities to be treated as owning an undivided beneficial interest in the Junior Subordinated Debentures.

Subordination

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

     In the Indenture, we have covenanted and agreed that any Junior Subordinated Debentures issued thereunder will be subordinate and junior in right of payment to all Senior and Subordinated Indebtedness to the extent provided in the Indenture. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding which we are the subject of, the holders of Senior and Subordinated Indebtedness will first be entitled to receive payment in full of principal of all Allocable Amounts (as defined below) on such Senior and Subordinated Indebtedness before the holders of Junior Subordinated Debentures will be entitled to receive or retain any payment in respect thereof. As of September 30, 1999, we had no Senior and Subordinated Indebtedness outstanding.

     In the event of the acceleration of the maturity of Junior Subordinated Debentures, the holders of all Senior and Subordinated Indebtedness outstanding at the time of such acceleration will first be entitled to receive payment in full of such amounts due thereon (including any amounts due upon acceleration) before the holders of Junior Subordinated Debentures will be entitled to receive or retain any payment in respect of the Junior Subordinated Debentures.

     No payments on account of principal, or interest, if any, in respect of the Junior Subordinated Debentures may be made if there shall have occurred and be continuing a default in any payment with respect to any Senior and Subordinated Indebtedness, or an event of default with respect to any Senior and Subordinated Indebtedness resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any default.

     We are a holding company and almost all of our operating assets are owned by our subsidiaries. We are a legal entity separate and distinct from our subsidiaries. Holders of Junior Subordinated Debentures should look only to us for payments on the Junior Subordinated Debentures. The principal sources of our income are dividends, interest and fees from our subsidiaries. We rely primarily on dividends from the Bank to meet our obligations for payment of principal and interest on our corporate expenses. There are regulatory limitations on the payment of dividends directly or indirectly to us from the Bank. As of September 30, 1999, under applicable banking statutes, the total capital available for payment of dividends by the Bank to us was approximately $27 million. However, bank regulatory authorities have the power to prohibit any act, including the payment of dividends, if such act would reduce bank capital to a point that, in the opinion of such regulatory authorities, would render the Bank undercapitalized and thus constitute an unsafe or unsound banking practice. In addition, the Bank is subject to certain restrictions imposed by federal law on any extensions of credit to, and certain other transactions with, us and certain affiliates, and on investments in stock or other securities. These restrictions prevent us and our affiliates from borrowing from the Bank unless the loans are secured by various types of collateral. Further, secured loans, other transactions and investments by the Bank are generally limited in amount as to us and as to each of our affiliates to 10% of the Bank's capital and surplus and as to us and all of our other affiliates to an aggregate of 20% of the Bank's capital and surplus.

     Because we are a holding company, our right to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the Trust Preferred Securities to benefit indirectly from such distribution), is subject to the prior claims of creditors of that subsidiary (including depositors, in the case of the Bank), except to the extent we may be recognized as a creditor of that subsidiary. At September 30, 1999, our subsidiaries had total liabilities (excluding liabilities owed to us) of $1.4 billion. Accordingly, the Junior Subordinated Debentures will be effectively subordinated to all existing and future liabilities of our subsidiaries and all liabilities of any of our future subsidiaries. The Indenture does not limit our or our subsidiaries' ability to incur or issue other secured or unsecured debt, including Senior and Subordinated Indebtedness.

     Definitions. For purposes of the foregoing paragraphs, the following definitions apply:

     "Allocable Amounts," when used with respect to any Senior and Subordinated Indebtedness, means all amounts due or to become due on the Senior and Subordinated Indebtedness less, if applicable, any amount which would have been paid to, and retained by, the holders of the Senior and Subordinated Indebtedness (whether as a result of the receipt of payments by the holders of such Senior and Subordinated Indebtedness from us or any other obligated party or from any holders of, or trustee in respect of, other indebtedness that is subordinate and junior in right of payment to the Senior and Subordinated Indebtedness) but for the fact that such Senior and Subordinated Indebtedness is subordinated or junior in right of payment to (or subject to a requirement that amounts received on such Senior and Subordinated Indebtedness be paid over to obligees on) trade accounts payable or accrued liabilities arising in the ordinary course of business.

     "Indebtedness" means with respect to any person, whether recourse is to all or a portion of the assets of such person and whether or not contingent: (i) every obligation of any person for money borrowed; (ii) every obligation of the person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of the person with respect to letters of credit, banker's acceptances or similar facilities issued for the account of the person; (iv) every obligation of the person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of the person; (vi) all indebtedness of the person whether incurred on or prior to the date of the Indenture or thereafter incurred, for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; and (vii) every obligation of the type referred to in clauses (i) through (vi) of another person and all dividends of another person the payment of which, in either case, the person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

     "Senior and Subordinated Indebtedness" means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us whether or not the claim for post-petition interest is allowed in such proceeding), on our Indebtedness whether incurred on or prior to the date of the Indenture or thereafter incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that the obligations are not superior in right of payment to the Junior Subordinated Debentures or to other Indebtedness which is equal with, or subordinated to, the Junior Subordinated Debentures. However, Senior and Subordinated Indebtedness does not include (i) any of our Indebtedness which when incurred and without respect to any election under section 1111(b) of the United States Bankruptcy Reform Act of 1978, as amended, was without recourse to us, (ii) any Indebtedness we have to any of our subsidiaries, (iii) Indebtedness to any of our employees, and (iv) any other debt securities issued pursuant to the Indenture.

Denominations, Registration and Transfer

     If the Junior Subordinated Debentures are distributed to the holders of the Trust Preferred Securities, the Junior Subordinated Debentures will be represented by global certificates registered in the name of the Depositary or its nominee (the "Global Subordinated Debenture"). Beneficial interests in the Junior Subordinated Debentures will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary. Except as described below, Junior Subordinated Debentures in certificated form will not be issued in exchange for the global certificates. See "Book-Entry Issuance."

     Unless and until a Global Subordinated Debenture is exchanged in whole or in part for the individual Junior Subordinated Debentures, it may not be transferred except as a whole by the Depositary for the Global Subordinated Debenture to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of the successor.

     A Global Subordinated Debenture will be exchangeable for Junior Subordinated Debentures registered in the names of persons other than the Depositary or its nominee only if (i) the Depositary notifies us that it is unwilling or unable to continue as a depositary for such Global Subordinated Debenture and no successor shall have been appointed, or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, at a time when the Depositary is required to be so registered to act as such depositary, (ii) we in our sole discretion determine that the Global Subordinated Debenture will be so exchangeable or (iii) there shall have occurred and be continuing a Debenture Event of Default with respect to the Global Subordinated Debenture. Any Global Subordinated Debenture that is exchangeable pursuant to the preceding sentence will be exchangeable for definitive certificates registered in such names as the Depositary shall direct. It is expected that the instructions will be based upon directions received by the Depositary from its Participants with respect to ownership of beneficial interests in the Global Subordinated Debenture. In the event that Junior Subordinated Debentures are issued in definitive form, the Junior Subordinated Debentures will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below.

     Payments on Junior Subordinated Debentures represented by a Global Subordinated Debenture will be made to the Depositary, as the depositary for the Junior Subordinated Debentures. In the event Junior Subordinated Debentures will be registrable, Junior Subordinated Debentures will be exchangeable for Junior Subordinated Debentures of other denominations of a like aggregate principal amount, at the corporate office of the Debenture Trustee, or at the offices of any paying agent or transfer agent appointed by us, provided that payment of interest may be made at our option by check mailed to the address of the persons entitled thereto or by wire transfer. In addition, if the Junior Subordinated Debentures are issued in certificated form, the record dates for payment of interest will be the first day of the month in which such payment is to be made. For a description of the Depositary and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Book-Entry Issuance."

     We will appoint the Debenture Trustee as securities registrar under the Indenture (the "Securities Registrar"). Junior Subordinated Debentures may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the Securities Registrar. We may at any time rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts, provided that we maintain a transfer agent in the place of payment. We may at any time designate additional transfer agents with respect to the Junior Subordinated Debentures.

     In the event of any redemption, neither we nor the Debenture Trustee shall be required to (i) issue, register the transfer of or exchange Junior Subordinated Debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of Junior Subordinated Debentures and ending at the close of business on the day of mailing of the relevant notice of redemption or (ii) transfer or exchange any Junior Subordinated Debentures so selected for redemption, except, in the case of any Junior Subordinated Debentures being redeemed in part, any portion thereof not to be redeemed.

Global Subordinated Debentures

     Upon the issuance of the Global Subordinated Debenture and the deposit of such Global Subordinated Debenture with or on behalf of the Depositary, the Depositary for the Global Subordinated Debenture or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Junior Subordinated Debentures represented by the Global Subordinated Debenture to the accounts of persons that have accounts with such Depositary ("Participants"). Ownership of beneficial interests in a Global Subordinated Debenture will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Subordinated Debenture will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of Participants). The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a Global Subordinated Debenture.

     So long as the Depositary for a Global Subordinated Debenture, or its nominee, is the registered owner of the Global Subordinated Debenture, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Junior Subordinated Debentures represented by the Global Subordinated Debenture for all purposes under the Indenture governing the Junior Subordinated Debentures. Except as provided below, owners of beneficial interests in a Global Subordinated Debenture will not be entitled to have any of the individual Junior Subordinated Debentures represented by such Global Subordinated Debenture registered in their names, will not receive or be entitled to receive physical delivery of any such Junior Subordinated Debentures in definitive form and will not be considered the owners or holders under the Indenture.

     Payments of principal of and interest on individual Junior Subordinated Debentures represented by a Global Subordinated Debenture registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Subordinated Debenture representing the Junior Subordinated Debentures. Neither we nor the Debenture Trustee, any Paying Agent, or the Securities Registrar for such Junior Subordinated Debentures will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Subordinated Debenture representing the Junior Subordinated Debentures or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

     If the Depositary is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by us within 90 days after we receive notice or otherwise become aware of the situation, we will issue individual Junior Subordinated Debentures in exchange for the Global Subordinated Debenture. In addition, we may at any time and in our sole discretion, determine not to have the Junior Subordinated Debentures represented by one or more Global Subordinated Debenture and, in such event, we will issue individual Junior Subordinated

Debentures in exchange for the Global Subordinated Debenture. Further, if we so specify with respect to the Junior Subordinated Debentures, an owner of a beneficial interest in a Global Subordinated Debenture representing Junior Subordinated Debentures may, on terms acceptable to us, the Debenture Trustee and the Depositary for such Global Subordinated Debenture, receive individual Junior Subordinated Debentures in exchange for such beneficial interests. In any such instance, an owner of a beneficial interest in a Global Subordinated Debenture will be entitled to physical delivery of individual Junior Subordinated Debentures registered in its name. Individual Junior Subordinated Debentures so issued will be issued in denominations, unless otherwise specified by us, of $25 and integral multiples thereof.

Payment and Paying Agents

     Payment of principal of and any interest on Junior Subordinated Debentures will be made at the office of the Debenture Trustee in the City of New York or at the office of such Paying Agent or Paying Agents as we may designate from time to time, except that at our option, payment of any interest may be made, except in the case of Junior Subordinated Debentures in global form, (i) by check mailed to the address of the Person entitled thereto as the address appears in the register for Junior Subordinated Debentures or (ii) by transfer to an account maintained by the Person as specified in the register, provided that proper transfer instructions have been received by the relevant Record Date. Payment of any interest on any Junior Subordinated Debenture will be made to the Person in whose name such Junior Subordinated Debenture is registered at the close of business on the Record Date. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent; however we will at all times be required to maintain a Paying Agent in each place of payment for the Junior Subordinated Debentures.

     We expect that the Depositary or its nominee, upon receipt of any payment of principal or interest in respect of a permanent Global Subordinated Debenture representing the Junior Subordinated Debentures, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the Global Subordinated Debenture as shown on the records of such Depositary or its nominee. We also expect that payments by Participants to owners of beneficial interests in such Global Subordinated Debenture held through the Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." These payments will be the responsibility of such Participants.

     Any moneys deposited with the Debenture Trustee or any Paying Agent, or then held by us in trust, for the payment of the principal of or interest on any Junior Subordinated Debenture and remaining unclaimed for two years after such principal or interest has become due and payable will, at our request, be repaid to us and the holder of such Junior Subordinated Debenture will thereafter look, as a general unsecured creditor, only to us for payment thereof.

Modification of Indenture

     From time to time we and the Debenture Trustee may, without the consent of the holders of Junior Subordinated Debentures, amend, waive or supplement the Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies (provided that any action does not adversely affect the interest of the holders of Junior Subordinated Debentures), and qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act. The Indenture contains provisions permitting us and the Debenture Trustee, with the consent of the holders of a majority in principal amount of Junior Subordinated Debentures, to modify the Indenture in a manner affecting the rights of the holders of Junior Subordinated Debentures; provided that no such modification may, without the consent of the holders of each outstanding Junior Subordinated Debenture so affected, (i) change the Stated Maturity Date, or reduce the principal amount of the Junior Subordinated Debentures or reduce the rate or extend the time of payment of interest except pursuant to our right under the Indenture to defer the payment of interest or make the principal of, or interest on, the Junior Subordinated Debentures payable in any coin or currency other than U.S. dollars, or impair or affect the right of any holder of Junior Subordinated Debentures to institute suit for the payment thereof, or (ii) reduce the percentage of principal amount of Junior Subordinated Debentures, the holders of which are required to consent to any modification of the Indenture; provided that so long as any of the Trust Preferred Securities remain outstanding, no modification may be made that adversely affects the holders of such Trust Preferred Securities, and no termination of the Indenture may occur, and no waiver of any Debenture Event of Default or compliance with any covenant under the Indenture may be effective, without the prior consent of the holders of at least a majority of the aggregate Liquidation Amount of the Trust Preferred Securities unless and until the principal amount of the Junior Subordinated Debentures and all accrued and unpaid interest thereon have been paid in full and certain other conditions are satisfied. If the consent of the Property Trustee, as holder of the Junior Subordination Debentures, is required under the Indenture with respect to amendments, waivers or supplements of the Indenture or the Junior Subordinated Debentures, the Property Trustee shall request the direction of the holders of the Trust Securities with respect to such amendments, waivers or supplements and shall vote as directed by a majority in Liquidation Amount of the Trust Securities voting together as a single class. Where a consent under the Indenture would require the consent of each holder of Junior Subordinated Debentures, no such consent shall be given by the Property Trustee without the prior consent of each holder of Trust Preferred Securities. In addition, we and the Debenture Trustee may execute, without the consent of any holder of Junior Subordinated Debentures, any supplemental Indenture for the purpose of creating any new series of Junior Subordinated Debentures.

Debenture Events of Default

     The Indenture provides that any one or more of the following described events with respect to the Junior Subordinated Debentures constitutes a "Debenture Event of Default," regardless of the reason and whether it is voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree, order, rule or regulation:

     . failure for 30 days to pay any interest on the Junior Subordinated Debentures or any Other Debentures, when due (subject to the deferral of any due date in the case of an Deferral Period);

     . failure to pay any principal on the Junior Subordinated Debentures or any Other Debentures when due whether at maturity, upon redemption, by declaration of acceleration of maturity or otherwise;

     . failure to observe or perform certain other covenants contained in the Indenture for 60 days after written notice to us from the Debenture Trustee or the holders of at least 25% in aggregate outstanding principal amount of Junior Subordinated Debentures;

     .    certain events of our bankruptcy, insolvency or reorganization.

     The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures have, subject to certain exceptions, the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee or exercising any trust or power conferred on the Debenture Trustee, with respect to the Junior Subordinated Debentures. The Debenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Junior Subordinated Debentures may declare the principal amount of, and any interest on, the Junior Subordinated Debentures to be due and payable immediately upon a Debenture Event of Default; provided that, in the case of certain events of bankruptcy, insolvency or reorganization, such amounts
shall automatically become due and payable.   If the Debenture Trustee or
holders of the Junior Subordinated Debentures fail to make the declaration, the Property Trustee or the holders of at least 25% in the aggregate Liquidation Amount of the Trust Preferred Securities will have the right. The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures may annul the declaration and waive the default if the default (other than the non-payment of the principal of the Junior Subordinated Debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee. Should the holders of the Junior Subordinated Debentures fail to annul such declaration and waive the default, the holders of a majority in aggregate Liquidation Amount of the Trust Preferred Securities shall have the right.

     The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures may, on behalf of the holders of all the Junior Subordinated Debentures, waive any past default, except a default in the payment of principal on or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee) or a default in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Debenture.

     In case a Debenture Event of Default occurs and is continuing as to Junior Subordinated Debentures, the Property Trustee will have the right to declare the principal of and the interest on such Junior Subordinated Debentures, and any other amounts payable under the Indenture, to be due and payable and to enforce its other rights as a creditor with respect to such Junior Subordinated Debentures.

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

     The Indenture requires the annual filing by us with the Debenture Trustee of a certificate as to the absence of certain defaults under the Indenture.

Enforcement of Certain Rights by Holders of Trust Preferred Securities

     If a Debenture Event of Default has occurred and is continuing and is attributable to our failure to pay the principal of or interest on the Junior Subordinated Debentures on the due date, a holder of Trust Preferred Securities may institute a Direct Action. We may not amend the Indenture to remove the right to bring a Direct Action without the prior written consent of the holders of all of the Trust Preferred Securities. If the right to bring a Direct Action is removed, the Trust may become subject to the reporting obligations under the Exchange Act and the rules and regulations thereunder. Notwithstanding any payments made to a holder of Trust Preferred Securities by us in connection with a Direct Action, we will remain obligated to pay the principal of or interest on the Junior Subordinated Debentures, and we will be subrogated to the rights of the holder of such Trust Preferred Securities with respect to payments on the Trust Preferred Securities to the extent of any payments made by us to such holder in any Direct Action.

     The holders of the Trust Preferred Securities will not be able to exercise directly any remedies available to the holders of the Junior Subordinated Debentures, other than those set forth in the preceding paragraph, unless there shall have been an Event of Default under the Trust Agreement. See "Description of Trust Preferred Securities--Events of Default; Notice."

Consolidation, Merger, Sale of Assets and Other Transactions

     The Indenture provides that we will not consolidate with or merge into any other Person or convey, transfer or lease its properties as an entirety, or substantially as an entirety, to any Person, unless: (i) we are the surviving Person, or the Person formed by or surviving any consolidation or merger (if other than us) or to which the sale, conveyance, transfer or lease of property is made is a Person organized and existing under the laws of the United States or any state thereof or the District of Columbia; (ii) upon any consolidation, merger, sale, conveyance, transfer or lease, the due and punctual payment of the principal of and interest on the Junior Subordinated Debentures according to their tenor and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be kept or performed by us will be expressly assumed, by supplemental indenture (which shall conform to the provisions of the Trust Indenture Act, as then in effect) satisfactory in form to the Debenture Trustee executed and delivered to the Debenture Trustee by the Person formed by the consolidation, or into which we will have been merged, or by the Person which will have acquired our property, as the case may be; (iii) after giving effect to the consolidation, merger, sale, conveyance, transfer or lease, no Default or Event of Default, or any event which, after notice or lapse of time or both, would become a Default or an Event of Default, will have occurred and be continuing; (iv) the consolidation, merger, sale, conveyance, transfer or lease does not cause the Junior Subordinated Debentures to be downgraded by a nationally recognized statistical rating organization; and (v) certain other conditions as prescribed in the Indenture are met.

     The general provisions of the Indenture do not afford holders of the Junior Subordinated Debentures protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders of the Junior Subordinated Debentures.

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

Satisfaction and Discharge

     The Indenture provides that when, among other things, all Junior Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation (i) have become due and payable or (ii) will become due and payable at maturity or called for redemption within one year, and we deposit or cause to be deposited with the Debenture Trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the Junior Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation, for the principal and interest to the Stated Maturity Date, then the Indenture will cease to be of further effect (except as to our obligations to pay all other sums due pursuant to the Indenture and to provide the officers' certificates and opinions of counsel described therein), and we will be deemed to have satisfied and discharged the Indenture. We will only be permitted to take such action if, among other things, we deliver to the Debenture Trustee an opinion of counsel (who may be counsel for us) to the effect that the holders of the Junior Subordinated Debentures will not recognize income, gain or loss for federal income tax purposes as a result of our actions and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

Governing Law

     The Indenture and the Junior Subordinated Debentures will be governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Debenture Trustee

     The Debenture Trustee has and will be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Debenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Junior Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Debenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                                 DESCRIPTION OF GUARANTEE

     The Guarantee will be executed and delivered by The Bank of New York (the "Guarantee Trustee") and us concurrently with the issuance by the Trust of the Trust Preferred Securities for the benefit of the holders from time to time of the Trust Preferred Securities. The Guarantee will be qualified as an Indenture under the Trust Indenture Act. This summary of certain provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Guarantee and the Trust Indenture Act. The form of the Guarantee has been filed as an exhibit to the Registration Statement of which this prospectus forms a part.

General

     The Guarantee will be an irrevocable guarantee on a subordinated basis of the Trust's obligations under the Trust Preferred Securities, but will apply only to the extent that the Trust has funds sufficient to make such payments, and is not a guarantee of collection.

     We will irrevocably agree to pay in full on a subordinated basis, the Guarantee Payments (as defined below) to the holders of the Trust Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert other than the defense of payment. The following payments with respect to the Trust Preferred Securities, to the extent not paid by or on behalf of the Trust (the "Guarantee Payments"), will be subject to the Guarantee: (i) any accrued and unpaid Distributions required to be paid on the Trust Preferred Securities, to the extent that the Trust has funds on hand legally available therefor at such time, (ii) the applicable redemption price with respect to the Trust Preferred Securities called for redemption, to the extent that the Trust has funds on hand legally available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding-up or liquidation of the Trust (other than in connection with the distribution of the Junior Subordinated Debentures to holders of the Trust Preferred Securities or the redemption of all Trust Preferred Securities), the lesser of (a) the Liquidation Distribution, to the extent the Trust has funds legally available therefor at the time, and (b) the amount of assets of the Trust remaining available for distribution to holders of Trust Preferred Securities after satisfaction of liabilities to creditors of the Trust as required by applicable law. Our obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by us to the holders of the Trust Preferred Securities or by causing the Trust to pay such amounts to such holders.

     We will, through the Guarantee, the Trust Agreement, the Junior Subordinated Debentures and the Indenture, taken together, fully, irrevocably and unconditionally guarantee all of the Trust's obligations under the Trust Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations under the Trust Preferred Securities. See "Relationship Among the Trust Preferred Securities, the Junior Subordinated Debentures and the Guarantee."

Status of the Guarantee

     If we do not make interest payments on the Junior Subordinated Debentures held by the Trust, the Trust will not be able to pay Distributions on the Trust Preferred Securities and will not have funds legally available therefor. The Guarantee will rank subordinate and junior in right of payment to all Senior and Subordinated Indebtedness. The Guarantee will rank pari passu to the Junior Subordinated Debentures, Other Debentures, the guarantee on the Common Securities, any other guarantee on future issuances of trust preferred securities and any senior preferred stock which may be hereafter issued by us. Because we are a holding company, our right to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent we may be recognized as a creditor of that subsidiary. Accordingly, our obligations under the Guarantee effectively will be subordinated to all existing and future liabilities of our subsidiaries and all liabilities of any of our future subsidiaries. Claimants should look only to our assets for payments under the Guarantee. For more information, please refer to "Description of Junior Subordinated Debentures--General."

     The Guarantee will constitute a guarantee of payment and not of collection, which means the guaranteed party may institute a legal proceeding directly against us to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity. The Guarantee will be held for the benefit of the holders of the Trust Preferred Securities. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Trust or upon distribution to the holders of the Trust Preferred Securities of the Junior Subordinated Debentures. The Guarantee does not limit our ability to incur or issue other secured or unsecured debt, including Senior and Subordinated Indebtedness, whether under the Indenture, any other indenture that we may enter into in the future or otherwise.

Events of Default

     An event of default under the Guarantee will occur upon our failure to perform any of our payment or other obligations. The holders of a majority in aggregate Liquidation Amount of the Trust Preferred Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. Any holder of the Trust Preferred Securities may institute a legal proceeding directly against us to enforce the Guarantee Trustee's rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. Notwithstanding the foregoing, if we fail to make a payment under the Guarantee, a holder of Trust Preferred Securities may directly institute a proceeding against us for enforcement of the Guarantee for payment to the holder of the Trust Preferred Securities of the holder's pro rata portion of the principal of or interest on the Junior Subordinated Debentures on or after the due dates specified in the Junior Subordinated Debentures.

     We, as guarantor, will be required to file annually with the Guarantee Trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the Guarantee.

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

Amendments and Assignment

     Except with respect to any changes that do not adversely affect the rights of holders of the Trust Preferred Securities (in which case no vote will be required), the Guarantee may not be amended without the prior approval of the holders of a majority of the aggregate Liquidation Amount of such outstanding Trust Preferred Securities. All guarantees and agreements contained in the Guarantee Agreement shall bind our successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the Trust Preferred Securities then outstanding.

Termination of the Guarantee

     The Guarantee will terminate and be of no further force and effect upon full payment of the redemption price of the Trust Preferred Securities, upon full payment of the Liquidation Amount payable upon liquidation of the Trust or upon distribution of Junior Subordinated Debentures to the holders of the Trust Preferred Securities. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Trust Preferred Securities must restore payment of any sums paid under the Trust Preferred Securities or the Guarantee.

Information Concerning the Guarantee Trustee

     The Guarantee Trustee, other than during the occurrence and continuance of a default by us in performance of the Guarantee, will undertake to perform only such duties as are specifically set forth in the Guarantee and, in case a default with respect to the Guarantee has occurred, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee will be under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of the Trust Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

Governing Law

     The Guarantee will be governed by and construed in accordance with the laws of the State of New York.

                                 BOOK-ENTRY ISSUANCE

     The Depositary will act as securities depositary for all of the Trust Preferred Securities and the Junior Subordinated Debentures. The Trust Preferred Securities and the Junior Subordinated Debentures will be issued only as fully-registered securities registered in the name of Cede & Co. (the Depositary's nominee). One or more fully-registered global certificates will be issued for the Trust Preferred Securities and the Junior Subordinated Debentures and will be deposited with the Depositary.

     The Depositary is a limited purpose trust company organized under the New York Banking Law, as a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its Participants deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the SEC.

     Purchases of Trust Preferred Securities or Junior Subordinated Debentures within the Depositary system must be made by or through Direct Participants, which will receive a credit for the Trust Preferred Securities or Junior Subordinated Debentures on the Depositary's records. The ownership interest of each actual purchaser of each Trust Preferred Securities and each Subordinated Debenture ("Beneficial Owner") is in turn to be recorded on the Direct and

Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchases, but we expect that Beneficial Owners will receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Trust Preferred Securities or Junior Subordinated Debentures. Transfers of ownership interests in the Trust Preferred Securities or Junior Subordinated Debentures are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Trust Preferred Securities or Junior Subordinated Debentures, except in the event that use of the book-entry system for the Junior Subordinated Debentures is discontinued.

     The Depositary has no knowledge of the actual Beneficial Owners of the Trust Preferred Securities or Junior Subordinated Debentures; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Trust Preferred Securities or Junior Subordinated Debentures are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners and the voting rights of Direct Participants, Indirect Participants and Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices will be sent to Cede & Co. as the registered holder of the Trust Preferred Securities or Junior Subordinated Debentures. If less than all of the Trust Preferred Securities or the Junior Subordinated Debentures are being redeemed, the Property Trustee will determine by lot or pro rata the amount of the Trust Preferred Securities of each Direct Participant to be redeemed.

     Although voting with respect to the Trust Preferred Securities or the Junior Subordinated Debentures is limited to the holders of record of the Trust Preferred Securities or Junior Subordinated Debentures, as applicable, in those instances in which a vote is required, neither the Depositary nor Cede & Co. will itself consent or vote with respect to Trust Preferred Securities or Junior Subordinated Debentures. Under its usual procedures, the Depository would mail an omnibus proxy (the "Omnibus Proxy") to the relevant Issuer Trustee as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts such Trust Preferred Securities or Junior Subordinated Debentures are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Distribution payments on the Trust Preferred Securities or the Junior Subordinated Debentures will be made by the relevant Issuer Trustee to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of the Depositary, the relevant Issuer Trustee, the Trust or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of Distributions to the Depositary is the responsibility of the relevant Issuer Trustee, disbursement of such payments to Direct Participants is the responsibility of the Depositary, and disbursements of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     The Depositary may discontinue providing its services as securities depositary with respect to any of the Trust Preferred Securities or the Junior Subordinated Debentures at any time by giving reasonable notice to the relevant Issuer Trustee and us. In the event that a successor securities depositary is not obtained, definitive Trust Preferred Securities or Junior Subordinated Debentures certificates representing such Trust Preferred Securities or Junior Subordinated Debentures are required to be printed and delivered. We, at our option, may decide to discontinue use the system of book-entry transfers through the Depositary (or a successor depositary). After a Debenture Event of Default, the holders of a majority in liquidation preference of Trust Preferred Securities or aggregate principal amount of Junior Subordinated Debentures may determine to discontinue the system of book-entry transfers through the Depositary. In any such event, definitive certificates for such Trust Preferred Securities or Junior Subordinated Debentures will be printed and delivered.

     The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that the Trust and we believe to be accurate but neither the Trust nor we assume any responsibility for the accuracy thereof. Neither the Trust nor we have any responsibility for the performance by the Depositary or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.


  RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE JUNIOR SUBORDINATED
                         DEBENTURES AND THE GUARANTEE


Full and Unconditional Guarantee

     Payments of Distributions and other amounts due on the Trust Preferred Securities (to the extent the Trust has funds on hand legally available for the payment of such Distributions) will be irrevocably guaranteed by us as and to the extent set forth under "Description of Guarantee." Taken together, our obligations under the Junior Subordinated Debentures, the Indenture, the Trust Agreement and the Guarantee will provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of Distributions and other amounts due on the Trust Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations under the Trust Preferred Securities. If and to the extent that we do not make the required payments on the Junior Subordinated Debentures, the Trust will not have sufficient funds to make the related payments, including Distributions, on the Trust Preferred Securities. The Guarantee will not cover any such payment when the Trust does not have sufficient funds on hand legally available therefor. In such event, the remedy of a holder of Trust Preferred Securities is to institute a Direct Action. Our obligations under the Guarantee will be (i) subordinate and junior in right of payment to all Senior and Subordinated Indebtedness, except for those liabilities made equal or subordinate to the Guarantee by their terms, (ii) pari passu to all other guarantees that may be issued by us in the future with respect to other similar trust preferred securities,; (iii) senior to our capital stock and (iv) effectively subordinated to the liabilities and obligations of our subsidiaries.

Sufficiency of Payments

     As long as payments of interest and other payments are made when due on the Junior Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments due on the Trust Preferred Securities, because:
(i) the aggregate principal amount of the Junior Subordinated Debentures will be equal to the sum of the aggregate Liquidation Amount of the Trust Securities;
(ii) the interest rate and interest and other payment dates on the Junior Subordinated Debentures will match the Distribution rate and Distribution and other payment dates for the Trust Securities; (iii) we shall pay for all and any costs, expenses and liabilities of the Trust except the Trust's obligations to holders of Trust Securities under the Trust Securities; and (iv) the Trust Agreement will provide that the Trust is not authorized to engage in any activity that is not consistent with the limited purposes thereof.

Enforcement Rights of Holders of Trust Preferred Securities

     A holder of any Trust Preferred Security may institute a legal proceeding directly against us to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the Trust or any other person or entity.

     A default or event of default under any Senior and Subordinated Indebtedness would not constitute a default or Event of Default under the Trust Agreement. However, in the event of payment defaults under, or acceleration of, Senior and Subordinated Indebtedness, the subordination provisions of the Indenture will provide that no payments may be made in respect of the Junior Subordinated Debentures until such Senior and Subordinated Indebtedness has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on Junior Subordinated Debentures would constitute an Event of Default under the Trust Agreement.

Limited Purpose of the Trust

     The Trust Preferred Securities will represent preferred beneficial interests in the Trust, and the Trust exists for the sole purpose of issuing and selling the Trust Securities, using the proceeds from the sale of the Trust Securities to acquire the Junior Subordinated Debentures and engaging in other activities that are necessary or incidental thereto. A principal difference between the rights of a holder of a Trust Preferred Security and a holder of a Junior Subordinated Debenture is that a holder of a Junior Subordinated Debenture will be entitled to receive from us the principal amount of and interest on Junior Subordinated Debentures held, while a holder of Trust Preferred Securities is entitled to receive Distributions from the Trust (or, in certain circumstances, from us under the Guarantee) if and to the extent the Trust has funds on hand legally available for the payment of such Distributions.

Rights Upon Termination

     Unless the Junior Subordinated Debentures are distributed to holders of the Trust Securities, upon any voluntary or involuntary dissolution, winding-up or liquidation of the Trust, after satisfaction of the liabilities of creditors of the Trust as required by applicable law, the holders of the Trust Preferred Securities will be entitled to receive, out of assets held by the Trust, the Liquidation Distribution in cash. See "Description of Trust Preferred Securities
- Distribution of Junior Subordinated Debentures." Upon our voluntary or involuntary liquidation or bankruptcy, the Property Trustee, as holder of the Junior Subordinated Debentures, would be a subordinated creditor of ours, subordinated in right of payment to all Senior and Subordinated Indebtedness as set forth in the Indenture, but entitled to receive payment in full of principal and interest, before any of our stockholders receive payments or distributions. Since we will be the guarantor under the Guarantee and will agree to pay for all costs, expenses and liabilities of the Trust (other than the Trust's obligations to the holders of its Trust Securities), the positions of a holder of Trust Preferred Securities and a holder of Junior Subordinated Debentures relative to other creditors and to our stockholders in the event of our liquidation or bankruptcy will be substantially the same.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

General

     The following is a summary of the material United States federal income tax considerations that may be relevant to the purchasers of Trust Preferred Securities, which has been passed upon by Kennedy, Baris & Lundy, L.L.P., counsel to Sandy Spring and the Trust, as it relates to matters of law and legal conclusions. The conclusions expressed are based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), related regulations and current administrative rulings and court decisions, all of which are subject to change at any time, with possible retroactive effect. Subsequent changes may cause tax consequences to vary substantially from the consequences described below. Furthermore, the authorities on which the following summary is based are subject to various interpretations, and it is therefore possible that the United States federal income tax treatment of the purchase, ownership, and disposition of Trust Preferred Securities may differ from the treatment described below.

     No attempt has been made in the following discussion to comment on all United States federal income tax matters affecting purchasers of Trust Preferred Securities. The discussion generally focuses on holders of Trust Preferred Securities who are individual citizens or residents of the United States and who acquire Trust Preferred Securities on their original issue at their offering price and hold Trust Preferred Securities as capital assets. The discussion has only limited application to dealers in securities, corporations, estates, trusts or nonresident aliens and does not address all the tax consequences that may be relevant to holders who may be subject to special tax treatment, such as, for example, banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, or persons that will hold the Trust Preferred Securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset.

     The following summary also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar, or the tax consequences to shareholders, partners or beneficiaries of a holder of Trust Preferred Securities. It also does not include any description of any alternative minimum tax consequences, or the tax laws of any state or local government or of any foreign government, that may be applicable to the Trust Preferred Securities. Accordingly, each prospective investor should consult, and should rely exclusively on, such investor's own tax advisors in analyzing the federal, state, local and foreign tax consequences of the purchase, ownership or disposition of Trust Preferred Securities.

Classification of the Junior Subordinated Debentures

     The Junior Subordinated Debentures will be classified for United States federal income tax purposes as our indebtedness under current law, assuming full compliance with the terms of the Indenture and certain other documents, and based upon certain other facts and circumstances. No assurance can be given, however, that this classification will not be challenged by the Internal Revenue Service or, if challenged, that such a challenge will not be successful. We, the Trust and the holders of the Trust Preferred Securities (by acceptance of a beneficial interest in a Trust Preferred Security) agree to treat the Junior Subordinated Debentures as our indebtedness for all United States federal income tax purposes. The remainder of this discussion assumes that the Junior Subordinated Debentures will be classified for United States federal income tax purposes as our indebtedness.

Classification of the Trust

     Under current law and assuming full compliance with the terms of the Trust Agreement and Indenture (and certain other documents described herein), the Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of Trust Preferred Securities generally will be treated as owning an undivided beneficial interest in the Junior Subordinated Debentures, and each holder will be required to include in its gross income items of income realized with respect to its allocable share of the Junior Subordinated Debentures.

Interest Income and Original Issue Discount

     Under applicable Treasury regulations (the "Regulations"), if the terms and conditions of a debt instrument make the likelihood that stated interest will not be timely paid a "remote" contingency, such contingency will be ignored in determining whether a debt instrument is issued with Original Issue Discount ("OID"). We believe that the likelihood of our exercising our option to defer payments of interest is remote, because exercising the option would, among other things, prevent us from declaring dividends on any class of our equity securities. Based on this conclusion by us, Tax Counsel has rendered its opinion that the Junior Subordinated Debentures will not be considered to be issued with OID and, accordingly, stated interest on the Junior Subordinated Debentures generally will be taxable to a holder as ordinary income at the time it is paid or accrued in accordance with such holder's method of tax accounting.

     Under the Regulations, if we were to exercise our option to defer payments of stated interest, the Junior Subordinated Debentures would, at such time, be treated as redeemed and reissued with OID, and all stated interest on the Junior Subordinated Debentures would thereafter be treated as OID as long as the Junior Subordinated Debentures remain outstanding. In such event, all of a holder's taxable interest income with respect to the Junior Subordinated Debentures would thereafter be accounted for on an economic accrual basis regardless of such holder's method of tax accounting, and actual distributions of stated interest related thereto would not be reported as taxable income. Consequently, a holder of Trust Preferred Securities would be required to include in gross income OID even though we would not make actual cash payments during a Deferral Period.

     The Regulations have not yet been addressed in any rulings or other interpretations by the IRS, and it is possible that the IRS could take a position contrary to the interpretation described in this summary. If the option to defer the payment of interest were determined not to be "remote," the Junior Subordinated Debentures would be treated as having been originally issued with OID. In that event, all of a holder's taxable interest income with respect to the Junior Subordinated Debentures would be accounted for on an economic accrual basis regardless of the holder's method of tax accounting, and actual distributions of stated interest would not be reported as taxable income.

Characterization of Income

     Because income on the Trust Preferred Securities will constitute interest or OID, corporate holders of the Trust Preferred Securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the Trust Preferred Securities.

Distribution of Junior Subordinated Debentures or Cash Upon Liquidation of the Trust

     We will have the right at any time to liquidate the Trust and cause the Junior Subordinated Debentures to be distributed to the holders of the Trust Securities. The distribution, for United States federal income tax purposes, would be treated as a nontaxable event to each holder, and each holder would receive an aggregate tax basis in the Junior Subordinated Debentures equal to the holder's aggregate tax basis in its Trust Preferred Securities. For United States federal income tax purposes, a holder's holding period in the Junior Subordinated Debentures so received in liquidation of the Trust would include the period during which the Trust Preferred Securities were held by the holder.

     Under certain circumstances described herein, the Junior Subordinated Debentures may be redeemed for cash and the proceeds of such redemption distributed to holders in redemption of their Trust Preferred Securities. Such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed Trust Preferred Securities, and a holder could recognize gain or loss as if it sold such redeemed Trust Preferred Securities for cash.

Sales of Trust Preferred Securities

     A holder that sells Trust Preferred Securities (including a redemption of the Trust Preferred Securities by us) will recognize gain or loss equal to the difference between its adjusted tax basis in the Trust Preferred Securities and the amount realized on the sale of such Trust Preferred Securities (other than with respect to accrued and unpaid interest which has not yet been included in income, which will be treated as ordinary income). A holder's adjusted tax basis in the Trust Preferred Securities generally will be its initial purchase price increased by OID (if any) previously includable in such holder's gross income to the date of disposition and decreased by payments (if any) received on the Trust Preferred Securities in respect of OID. The gain or loss generally will be a capital gain or loss and generally will be a long-term capital gain or loss if the Trust Preferred Securities have been held for more than one year.

     A holder who disposes of the Trust Preferred Securities between record dates for payments of distributions thereon will be required to include in income (to the extent not previously included in income) as ordinary income amounts attributable to accrued and unpaid interest on the Junior Subordinated Debentures through the date of disposition. A holder will recognize gain on a disposition in an amount equal to the excess of the amount realized on disposition (excluding the portion of the sales price treated as interest) over the holder's adjusted basis in the Trust Preferred Securities. To the extent the selling price is less than the holder's adjusted tax basis, a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

     The Trust Preferred Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debentures. A holder who uses the accrual method of accounting for tax purposes (and a cash method holder, if the Junior Subordinated Debenture are deemed to have been issued with OID) who disposes of his Trust Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Junior Subordinated Debentures through the date of disposition in income as ordinary income (i.e., interest or, if applicable, OID), and to add the amount to his adjusted tax basis in his pro rata share of the underlying Junior Subordinated Debentures deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis (which will include all accrued but unpaid interest) a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

     Holders of Trust Preferred Securities other than a holder who purchased the Trust Preferred Securities upon original issuance may be considered to have acquired their undivided interests in the Junior Subordinated Debentures with "market discount" or "acquisition premium" as such phrases are defined for United States federal income tax purposes. Such holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the Trust Preferred Securities.


Potential Tax Law Changes

     Changes in legislation affecting the United States federal income tax treatment of the Junior Subordinated Debentures are possible, and could adversely affect our ability to deduct the interest payable on the Junior Subordinated Debentures.

Information Reporting to Holders

     Generally, income on the Trust Preferred Securities will be reported to holders on Internal Revenue Form 1099, which forms should be mailed to holders of Trust Preferred Securities by January 31 following each calendar year.

Backup Withholding and Information Reporting

     The amount of interest (or OID) accrued on the Trust Preferred Securities held of record by individual citizens or residents of the United States, or certain trusts, estates, and partnerships, will be reported to the Internal Revenue Service on Forms 1099. These forms should be mailed to such holders of Trust Preferred Securities by January 31 following each calendar year. Payments made on, and proceeds from the sale of, the Trust Preferred Securities may be subject to a "backup" withholding tax (currently at 31%) unless the holder complies with certain identification and other requirements. Any amounts withheld under the backup withholding rules will be allowed as a credit against the holder's United States federal income tax liability, provided the required information is provided to the Internal Revenue Service.

     The United States Federal Income Tax discussion provided above is included for general information only and may not be applicable depending upon the particular situation of a holder of Trust Preferred Securities. Holders of Trust Preferred Securities should consult their tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the Trust Preferred Securities, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in united states federal or other tax laws.

                                 ERISA CONSIDERATIONS

     Employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code ("Plans") generally may purchase Trust Preferred Securities, subject to the investing fiduciary's determination that the investment in Trust Preferred Securities satisfies ERISA's fiduciary standards and other requirements applicable to investments by the Plan.

     In any case, we or any of our affiliates may be considered a "party in interest" (within the meaning of ERISA) or a "disqualified person" (or within the meaning of Section 4975 of the Code) with respect to certain Plans (generally, Plans maintained or sponsored by, or contributed to by, any such persons with respect to which Sandy Spring or an affiliate is a fiduciary, or Plans for which we or an affiliate provides services). The acquisition and ownership of Trust Preferred Securities by a Plan (or by an individual retirement arrangement or other Plans described in Section 4975(e)(1) of the
Code) with respect to which we or any of our affiliates is considered a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Trust Preferred Securities are acquired pursuant to and in accordance with an applicable exemption.

     As a result, Plans with respect to which we or any of our affiliates is a party in interest or a disqualified person should not acquire Trust Preferred Securities unless the Trust Preferred Securities are acquired pursuant to and in accordance with an applicable exemption. Any other Plans or other entities whose assets include Plan assets subject to ERISA or Section 4975 of the Code proposing to acquire Trust Preferred Securities should consult with their own counsel.

     The sale of Trust Preferred Securities to Plans is in no respect a representation by the Trust, us, the Property Trustee, the underwriters or any other person associated with the sale of the Trust Preferred Securities that such securities meet all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such securities are otherwise appropriate for Plans generally or any particular Plan. Any purchaser proposing to acquire Trust Preferred Securities with assets of any Plan should consult with its counsel.

                                 UNDERWRITING

     The underwriters named below have severally agreed, to purchase from the Trust the number of Trust Preferred Securities shown by their names, below, at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus.

               Underwriter                            Number of Trust
                                                    Preferred Securities
------------------------------------------       ------------------------
Legg Mason Wood Walker, Incorporated
Wheat First Securities, a division of
First Union Securities, Inc.
Ferris, Baker Watts, Incorporated
                                                                   -----
Total                                                              =====


     The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions, and that if any of the foregoing Trust Preferred Securities are purchased by the underwriters pursuant to the underwriting agreement, all such securities must be purchased. In the event of a default by an underwriter, the underwriting agreement provides that, in certain circumstances, purchase commitments of the nondefaulting underwriters may be increased, or the underwriting agreement may be terminated. The underwriters may reject orders in whole or in part and withdraw, cancel, or
modify the offer without notice.   We and the Trust each have agreed to
indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act of 1933 or to contribute to payments the underwriters may be required to made.

     The underwriters also may impose a penalty bid on certain selling group members. This means that if the underwriters purchases Trust Preferred Securities in the open market to reduce the underwriter's short position or to stabilize the price of the Trust Preferred Securities, it may reclaim the amount of the selling concession from the selling group members who sold those Trust Preferred Securities as part of the offering.

     The underwriters may create a "short position" in the Trust Preferred Securities in connection with the offering, which means that they may over-allot or sell more shares than are set forth on the cover page of this prospectus. If the underwriters create a short position by such over-allotment, then the underwriters may reduce that short position by purchasing Trust Preferred Securities in the open market. The underwriters also may elect to reduce any short position by exercising all or part of the over-allotment option. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     The underwriters have advised us and the Trust that it proposes to offer the Trust Preferred Securities directly to the public initially at the public offering price set forth on the cover page of this prospectus and to certain
dealers at such price less a concession not in excess of $     per Trust
Preferred Security.  The underwriters may allow and such dealers may reallow a
concession not in excess of $     per Trust Preferred Security to certain other
brokers and dealers. After the public offering, the public offering price, concession and reallowance, and other selling terms may be changed by the underwriters.

     Because the National Association of Securities Dealers, Inc. (the "NASD") is expected to view the Trust Preferred Securities as interests in a direct participation program, the offering of the Trust Preferred Securities is being made in compliance with the applicable provisions of the NASD's Rules of Conduct.

     Application has been made to have the Trust Preferred Securities approved for quotation on The Nasdaq Stock Market's National Market. The underwriters have advised the Trust that they presently intend to make a market in the Trust Preferred Securities after the commencement of trading on The Nasdaq Stock Market's National Market, but no assurances can be made as to the liquidity of such Trust Preferred Securities or that an active and liquid trading market will develop or, if developed, that it will continue. The offering price and distribution rate have been determined by negotiations between us and the underwriters, and the offering price of the Trust Preferred Securities may not be indicative of the market price following the offering. The underwriters will have no obligation to make a market in the Trust Preferred Securities, however, and may cease market-making activities, if commenced, at any time.

                                 LEGAL MATTERS

     Certain matters of Delaware law relating to the validity of the Trust Preferred Securities, the enforceability of the Trust Agreement and the formation of the Trust will be passed upon by Richards, Layton & Finger, P.A., special Delaware counsel to Sandy Spring and the Trust. Certain legal matters for Sandy Spring and the Trust, including the validity of the Guarantee and the Junior Subordinated Debentures, will be passed upon for Sandy Spring and the Trust by Kennedy, Baris & Lundy, L.L.P., Bethesda, Maryland, counsel to Sandy Spring and the Trust. Certain legal matters will be passed upon for the underwriters by Elias, Matz, Tiernan & Herrick L.L.P.,Washington, D.C..
Kennedy, Baris & Lundy, L.L.P. and Elias, Matz, Tiernan & Herrick L.L.P. will rely on the opinion of Richards, Layton & Finger, P.A. as to matters of Delaware law. Certain matters relating to United States federal income tax considerations will be passed upon for Sandy Spring by Kennedy, Baris & Lundy, L.L.P.

                                 EXPERTS

     The consolidated financial statements of Sandy Spring Bancorp, Inc. at December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, incorporated by reference in this Prospectus have been audited by Stegman & Company, independent auditors, as stated in their reports, which are incorporated by reference in this Prospectus. These financial statements have been incorporated by reference in reliance upon the report of that firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You also may read and copy any documents we file with the SEC at its public reference room at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

     The Trust is not currently subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Trust will become subject to these requirements upon the effectiveness of the registration statement that contains this prospectus, although it intends to seek and expects to receive an exemption from those requirements.

     We and the Trust have filed a registration statement on Form S-3 (the "Registration Statement) to register the Trust Preferred Securities to be sold in the offering, the Junior Subordinated Debentures and the Guarantee. This Prospectus is part of that Registration Statement. As allowed by the SEC, this Prospectus does not contain all of the information you can find in the Registration Statement or the exhibits to the Registration Statement.

     SEC regulations allow us to "incorporate by reference" information into this Prospectus, which means that the we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this Prospectus. Information incorporated by reference from earlier documents is superseded by information that has been incorporated by reference from more recent documents.

     This Prospectus incorporates by reference the documents listed below that we have previously filed with the SEC (file no. 000-19065). These documents contain important information about us and our finances. Some of these filings have been amended by later filings, which are also listed.

1.         Annual Report on Form 10-K for the Year ended December 31, 1998;

2.         Quarterly Report on Form 10-Q for the Quarter ended March 31, 1999;

3.         Current Report on Form 8-K filed April 7; 1999;

4.         Quarterly Report on Form 10-Q for the Quarter ended June 30, 1998;

5.         Current Report on Form 8-K filed July 23, 1999 ;

6.         Current Report on Form 8-K filed September 30, 1999;  and

7.         Quarterly Report on Form 10-Q for the Quarter ended
           September 30, 1999;

     We also incorporate by reference additional documents that may be filed with the SEC after the date of this prospectus and before the termination of the offering. These additional documents are incorporated by reference in this prospectus and to be a part of this prospectus from the date the additional documents are filed.. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as well as proxy statements. You can obtain any of the documents incorporated by reference through us, the SEC or the SEC's internet web site as described above. Documents that are incorporated by reference are available from us without charge, including any exhibits that are specifically incorporated by reference. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

     Marjorie S. Holsinger
     Corporate Secretary
     Sandy Spring Bancorp, Inc.
     17801 Georgia Avenue,
     Olney, Maryland  20832

     Telephone: (301) 774-6400.

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. This
prospectus is dated  November [     ], 1999. You should not assume that the
information contained in this prospectus is accurate as of any date other than that date.

                            _________________________

================================================================================


                           1,400,000 Trust Preferred
                                  Securities



                         Sandy Spring Capital Trust I





       % Cumulative Trust Preferred Securities fully and unconditionally guaranteed by

                          Sandy Spring Bancorp, Inc.







                                  PROSPECTUS


Legg Mason Wood Walker
      Incorporated
                        Wheat First Securities
                                                   Ferris, Baker Watts
                                                        Incorporated

                                    , 1999

================================================================================

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

        Item 14. Other Expenses of Issuance and Distribution.


        SEC registration fee                                         $  9,730
        NASD fee                                                        4,000
        Nasdaq fees*                                                   35,000
        Trustees' fees and expenses*                                   25,000
        Legal fees and expenses*                                       75,000
        Accounting fees and expenses*                                  10,000
        Printing expenses*                                             30,000
        Miscellaneous expenses*                                        21,270
                                                                     --------
           Total                                                     $210,000
        _________________                                            ========

        *  Estimated.

        Item 15. Indemnification of Directors and Officers.


  Sandy Spring's Articles of Incorporation generally provide for indemnification to the extent authorized by applicable law. Section 2-418 of the Maryland General Corporation Law sets forth circumstances under which directors, officers, employees and agents of Sandy Spring may be insured or indemnified against liability which they may incur in these capacities. The Maryland General Corporation Law provides, in pertinent part, as follows:

  2-418  INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS. --
  (a) In this section the following words have the meanings indicated.
  (1) "Director" means any person who is or was a director of a corporation and any person who, while a director of a corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, other enterprise, or employee benefit plan.
  (2) "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger, consolidation, or other transaction in which the predecessor's existence ceased upon consummation of the transaction.
  (3)    "Expenses" include attorney's fees.
  (4)    "Official capacity" means the following:
  (i) When used with respect to a director, the office of director in the corporation; and
  (ii) When used with respect to a person other than a director as contemplated in sub-section (j), the elective or appointive office in the corporation held by the officer, or the employment or agency relationship undertaken by the employee or agent in behalf of the corporation.
  (iii) "Official capacity" does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, other enterprise, or employee benefit plan.
  (5) "Party" includes a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding.
  (6) "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative.
  (b)(1) A corporation may indemnify any director made a party to any proceeding by reason of service in that capacity unless it is established that:
  (i) The act or omission of the director was material to the matter giving rise to the proceeding; and
  1.     Was committed in bad faith; or
  2.     Was the result of active and deliberate dishonesty; or
  (ii) The director actually received an improper personal benefit in money, property, or services; or
  (iii) In the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.
  (2)(i) Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding.
  (ii) However, if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the corporation.
  (3)(i) The termination of any proceeding by judgment, order, or settlement does not create a presumption that the director did not meet the requisite standard of conduct set forth in this subsection.
  (ii) The termination of any proceeding by conviction, or a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttal presumption that the director did not meet that standard of conduct.
  (c) A director may not be indemnified under subsection (B) of this section in respect of any proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director was adjudged to be liable on the basis that personal benefit was improperly received.
  (d)    Unless limited by the charter:
  (1) A director who has been successful, on the merits or otherwise, in the defense of any proceeding referred to in subsection (B) of this section shall be indemnified against reasonable expenses incurred by the director in connection with the proceeding.
  (2) A court of appropriate jurisdiction upon application of a director and such notice as the court shall require, may order indemnification in the following circumstances:
  (i) If it determines a director is entitled to reimbursement under paragraph
  (1) of this subsection, the court shall order indemnification, in which case the director shall be entitled to recover the expenses of securing such reimbursement; or
  (ii) If it determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director has met the standards of conduct set forth in subsection (b) of this section or has been adjudged liable under the circumstances described in subsection (c) of this section, the court may order such indemnification as the court shall deem proper. However, indemnification with respect to any proceeding by or in the right of the corporation or in which liability shall have been adjudged in the circumstances described in subsection (c) shall be limited to expenses.
  (3) A court of appropriate jurisdiction may be the same court in which the proceeding involving the director's liability took place.
  (e)(1) Indemnification under subsection (b) of this section may not be made by the corporation unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in subsection (b) of this section.
  (2)    Such determination shall be made:
  (i) By the board of directors by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding, or, if such a quorum cannot be obtained, then by a majority vote of a committee of the board consisting solely of two or more directors not, at the time, parties to such proceeding and who were duly designated to act in the matter by a majority vote of the full board in which the designated directors who are parties may participate;
  (ii) By special legal counsel selected by the board of directors or a committee of the board by vote as set forth in subparagraph (I) of this paragraph, or, if the requisite quorum of the full board cannot be obtained therefor and the committee cannot be established, by a majority vote of the full board in which directors who are parties may participate; or
  (iii)  By the stockholders.
  (3) Authorization of indemnification and determination as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible. However, if the determination that indemnification is permissible is made by special legal counsel, authorization of indemnification and determination as to reasonableness of expenses shall be made in the manner specified in subparagraph (ii) of paragraph (2) of this subsection for selection of such counsel.
  (4) Shares held by directors who are parties to the proceeding may not be voted on the subject matter under this subsection.
  (f)(1) Reasonable expenses incurred by a director who is a party to a proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding upon receipt by the corporation of:
  (i) A written affirmation by the director of the director's good faith belief that the standard of conduct necessary for indemnification by the corporation as authorized in this section has been met; and
  (ii) A written undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.
  (2) The undertaking required by subparagraph (ii) of paragraph (1) of this subsection shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make the repayment.
  (3) Payments under this subsection shall be made as provided by the charter, bylaws or contract or as specified in subsection (e) of this section.
  (g) The indemnification and advancement of expenses provided or authorized by this section may not be deemed exclusive of any other rights, by indemnification or otherwise, to which a director may be entitled under the charter, the bylaws, a resolution of stockholders of directors, an agreement or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.
  (h) This section does not limit the corporation's power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when the director has not been made a named defendant or respondent in the proceeding.
  (i)    For purposes of this section:
  (1) The corporation shall be deemed to have requested a director to serve an employee benefit plan where the performance of the director's duties to the corporation also imposes duties on, or otherwise involves services by, the director to the plan or participants or beneficiaries of the plan:
  (2) Excise taxes assessed on a director with respect to an employee benefit plan pursuant to applicable law shall be deemed fined; and
  (3) Action taken or omitted by the director with respect to an employee benefit plan in the performance of the director's duties for a purpose reasonably believed by the director to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.
  (j)    Unless limited by the charter:
  (1) An officer of the corporation shall be indemnified as and to the extent provided in subsection (d) of this section for a director and shall be entitled, to the same extent as a director, to seek indemnification pursuant to the provisions of subsection (d);
  (2) A corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent that it may indemnify directors under this section; and
  (3) A corporation, in addition, may indemnify and advance expenses to an officer, employee, or agent who is not a director to such further extent, consistent with law, as may be provided by its charter, bylaws, general or specific action of its board of directors or contract.
  (k)(1) A corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the corporation would have the power to indemnify against liability under the provisions of this section.
  (2) A corporation may provide similar protection, including a trust fund, letter of credit, or surety bond, not inconsistent with this section.
  (3) The insurance or similar protection may be provided by a subsidiary or an affiliate of the corporation.
  (l) Any indemnification of, or advance of expenses to, a director in accordance with this section, if arising out of a proceeding by or in the right of the corporation, shall be reported in writing to the stockholders with the notice of the next stockholders' meeting or prior to the meeting.

Item 16. Exhibits and Financial Statement Schedules

Exhibit No.                   Description
-----------                   -----------

1         Form of Underwriting Agreement
4.1       Indenture of the Corporation relating to the Junior Subordinated
          Debentures
4.2 Form of Certificate of Junior Subordinated Debenture (included as Exhibit A to Exhibit 4.1)
4.3       Certificate of Trust of Sandy Spring Capital Trust I
4.4       Amended and Restated Declaration of Trust of Sandy Spring Capital
          Trust I
4.5 Form of Trust Preferred Security Certificate for Sandy Spring Capital Trust I (included as Exhibit A to Exhibit 4.4)
4.6 Form of Guarantee of the Corporation relating to the Trust Preferred Securities
5.1 Form of Opinion and consent of Kennedy, Baris & Lundy, L.L.P. as to legality of the Junior Subordinated Debentures and the Guarantee to be issued by the Corporation
5.2 Form of Opinion of Richards, Layton & Finger P.A. as to legality of the Trust Preferred Securities to be issued by Sandy Spring Capital Trust I
8 Form of Opinion of Kennedy, Baris & Lundy, L.L.P. as to certain federal income tax matters
12.1      Computation of ratio of earnings to fixed charges
23.1      Consent of Stegman & Company
23.2      Consent of Kennedy, Baris & Lundy, L.L.P. (included in Exhibit 5.1)
23.3      Consent of Richards, Layton & Finger P.A. (included in Exhibit 5.2)
24        Power of Attorney
25.1 Form T-1 Statement of Eligibility of The Bank of New York to act as trustee under the Amended and Restated Declaration of Trust of Sandy Spring Capital Trust I
25.2 Form T-1 Statement of Eligibility of The Bank of New York to act as trustee under the Indenture
25.3 Form T-1 Statement of Eligibility of The Bank of New York under the Guarantee for the benefit of the holders of the Trust Preferred Securities
--------------------

Item 17. Undertakings

     Each of the undersigned Registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of a Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each undersigned Registrant pursuant to the provisions, or otherwise, each Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by each undersigned Registrant of expenses incurred or paid by a director, officer of controlling person of each Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each Registrant will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Sandy Spring Bancorp, Inc. certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Olney, State of Maryland, on the 5th day of November 1999.

                         SANDY SPRING BANCORP, INC.



                         By:  /s/ Hunter R. Hollar
                              -----------------------------------------
                              Hunter R. Hollar
                              President and Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                       Title                            Date

/s/ John Chirtea*                Director                   November 5, 1999
-----------------
John Chirtea

/s/ Susan D. Goff*               Director                   November 5, 1999
------------------
Susan D. Goff

/s/ Solomon Graham*              Director                   November 5, 1999
-------------------
Solomon Graham

/s/ Gilbert L. Hardesty*         Director                   November 5, 1999
------------------------
Gilbert L. Hardesty

/s/ Joyce R. Hawkins*            Director                   November 5, 1999
---------------------
Joyce R. Hawkins

/s/ Thomas O. Keech*             Director                   November 5, 1999
--------------------
Thomas O. Keech

/s/ Charles F. Mess*             Director                   November 5, 1999
--------------------
Charles F. Mess

/s/ Robert L. Mitchell*          Director                   November 5, 1999
-----------------------
Robert L. Mitchell

 /s/ Robert l. Orndorff, Jr.*    Director                   November 5, 1999
-----------------------------
Robert L. Orndorff, Jr.

/s/ David E. Rippeon*            Director                   November 5, 1999
---------------------
David E. Rippeon

/s/ Lewis R. Schumann*           Director                   November 5, 1999
----------------------
Lewis R. Schumann

/s/ W. Drew Stabler*             Director, Chairman of      November 5, 1999
--------------------              the Board
W. Drew Stabler

/s/ James H. Langmead            Vice President, Treasurer and
---------------------            Principal Financial and
James H. Langmead                Accounting Officer


*By:   /s/ Marjorie S. Holsinger
      -------------------------------------
      Marjorie S. Holsinger, Attorney in Fact



     Pursuant to the requirements of the Securities Act of 1933, Sandy Spring Capital Trust I certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Olney, State of Maryland, on the 5th day of November 1999.

                         SANDY SPRING CAPITAL TRUST I



                         By: /s/ Hunter R. Hollar
                             ----------------------------------------------
                             Hunter R. Hollar, Administrative Trustee



                         By: /s/ James H. Langmead
                             ----------------------------------------------
                             James H. Langmead, Administrative Trustee



                         By: /s/ Lawrence T. Lewis, III
                             ----------------------------------------------
                             Lawrence T. Lewis, III, Administrative Trustee